[WACHOVIA LOGO]



                              Financial Supplement



                               Third Quarter 1998

----------------------------------------------------------------------------
  Directors and Officers
--------------------------------------------------------------------------------
Directors of Wachovia Corporation and Wachovia Bank, N.A.

L.M. Baker, Jr.
Chairman, President and
Chief Executive Officer


James S. Balloun
Chairman, President and
Chief Executive Officer
National Service Industries, Inc.


James F. Betts
Consultant and
Former President
USLIFE Corporation


Peter C. Browning
President and
Chief Executive Officer
Sonoco Products Company


John T. Casteen III
President
University of Virginia


John L. Clendenin
Chairman Emeritus
BellSouth Corporation

Lawrence M. Gressette, Jr.
Chairman of the
Executive Committee
SCANA Corporation


Thomas K. Hearn, Jr.
President
Wake Forest University


George W. Henderson III
Chairman and
Chief Executive Officer
Burlington Industries, Inc.


W. Hayne Hipp
President and
Chief Executive Officer
The Liberty Corporation


Robert A. Ingram
Chief Executive Officer
Glaxo Wellcome plc
Chairman, Chief Executive
Officer and President
Glaxo Wellcome Inc.

George R. Lewis
President and
Chief Executive Officer
Philip Morris Capital Corporation


John G. Medlin, Jr.
Chairman Emeritus


Lloyd U. Noland, III
Chairman, President and
Chief Executive Officer
Noland Company


Sherwood H. Smith, Jr.
Chairman of the Board
Carolina Power & Light Company


John C. Whitaker, Jr.
Chairman and
Chief Executive Officer
Inmar Enterprises, Inc.

Principal Corporate Officers of Wachovia Corporation

L.M. Baker, Jr.
Chairman, President and
Chief Executive Officer


Mickey W. Dry
Senior Executive Vice President
Chief Credit Officer

Walter E. Leonard, Jr.
Senior Executive Vice President
Operations/Technology


Kenneth W. McAllister
Senior Executive Vice President
General Counsel/Administrative Services

Robert S. McCoy, Jr.
Senior Executive Vice President
Chief Financial Officer


G. Joseph Prendergast
Senior Executive Vice President
General Banking

--------------------------
 Selected Period-End Data
--------------------------------------------------------------------------------

                                                   September 30     September 30
                                                           1998             1997
                                                  -------------     ------------
Banking offices:
 North Carolina ...............................       200               202
 Virginia .....................................       263               245
 Georgia ......................................       132               128
 South Carolina ...............................       120               127
 Florida ......................................        40              ----
                                                  -------           -------
  Total .......................................       755               702
                                                  =======           =======
Automated banking machines:
 North Carolina ...............................       448               406
 Virginia .....................................       311               253
 Georgia ......................................       300               260
 South Carolina ...............................       288               264
 Florida ......................................        32              ----
                                                  -------           -------
  Total .......................................     1,379             1,183
                                                  =======           =======
Employees (full-time equivalent) ..............    21,248            20,582
Common stock shareholders of record ...........    54,318            47,228
Common shares outstanding (thousands) .........   202,751           193,837

--------------------------------
 Common Stock Data -- Per Share
--------------------------------------------------------------------------------

                                                                                  1998
                                                                        ----------------------
                                                                           Third      Second
                                                                          Quarter     Quarter
                                                                        ---------     --------
Market value: (1)
 Period-end ...........................................................  $   85.25   $   84.50
 High .................................................................      90.94       90.19
 Low ..................................................................      72.88       77.38
Book value at period-end (2) ..........................................      25.79       26.02
Dividend (1) ..........................................................        .49         .44
Price/earnings ratio (1), (3) .........................................       28.0x       28.6x
Price/earnings ratio without nonrecurring items (1), (3), (4) .........       19.9        20.4



                                                                           1998              1997
                                                                          ------      -------------------
                                                                           First      Fourth       Third
                                                                          Quarter     Quarter     Quarter
                                                                          -------     -------     -------
Market value: (1)
 Period-end ...........................................................  $   84.81   $   81.13   $   72.00
 High .................................................................      85.75       83.94       72.38
 Low ..................................................................      72.75       71.06       58.19
Book value at period-end (2) ..........................................      25.40       25.13       23.31
Dividend (1) ..........................................................        .44         .44         .44
Price/earnings ratio (1), (3) .........................................       28.9x       27.6x       17.7x
Price/earnings ratio without nonrecurring items (1), (3), (4) .........       21.0        20.5        17.7

(1) Information before the 1997 fourth quarter represents that of Wachovia Corporation prior to merger with Central Fidelity Banks, Inc.
(2) Book value per share has been restated to reflect the merger with Central Fidelity Banks, Inc., as a pooling-of-interests.
(3) Based on the most recent twelve months of net income per diluted share and end of period stock price.
(4) Excludes the after-tax impact of nonrecurring charges as described in notes
    (1), (2) and (3) of Table 1.



-----------------------
 Financial Information
--------------------------------------------------------------------------------
Wachovia Shareholder Direct
Shareholders and other interested individuals can access timely corporate information on Wachovia, such as earnings and dividend announcements, by calling 1-888-4WB-NEWS (1-888-492-6397).



Investor Contact                                        Internet Address
Robert S. McCoy, Jr.        James C. Mabry              Wachovia's Internet address is: www.wachovia.com
Chief Financial Officer     Senior Vice President
(336) 732-5926              Investor Relations
Winston-Salem, NC 27150     (336) 732-5788
                            Winston-Salem, NC 27150

Management's Discussion and Analysis of Financial Condition
and Results of Operations
---------------------------
 Financial Summary Table 1
--------------------------------------------------------------------------------


                                                         Twelve                    1998
                                                         Months         --------------------------
                                                          Ended
                                                   September 30              Third          Second
                                                           1998            Quarter         Quarter
                                                   ------------         ----------       ---------
Summary of Operations
(thousands, except per share data)
Interest income ..................................$4,608,670          $ 1,171,466     $ 1,169,758
Interest expense ................................. 2,311,915              582,030         587,054
                                                   ----------       -------------     -----------
Net interest income .............................. 2,296,755              589,436         582,704
Provision for loan losses (1) ....................   292,291               72,809          68,441
                                                   ----------       -------------     -----------
Net interest income after provision for loan
 losses .......................................... 2,004,464              516,627         514,263
Other operating revenue .......................... 1,172,565              310,541         315,043
Securities gains (losses) (2) ....................    11,342                6,886           2,992
                                                   ----------       -------------     -----------
Total other income ............................... 1,183,907              317,427         318,035
Personnel expense ................................ 1,029,662              263,282         262,406
Nonrecurring charges (3) .........................   365,883               11,934          30,849
Other expense ....................................   840,519              217,187         223,739
                                                   ----------       -------------     -----------
Total other expense .............................. 2,236,064              492,403         516,994
Income before income taxes .......................   952,307              341,651         315,304
Applicable income taxes ..........................   316,099              114,284         105,388
                                                   ----------       -------------     -----------
Net income ....................................... $ 636,208          $   227,367     $   209,916
                                                   ==========       =============     ===========
Net income per common share:
 Basic ........................................... $    3.10          $      1.11     $      1.02
 Diluted ......................................... $    3.04          $      1.09     $      1.00
Cash dividends paid per common
 share (4) ....................................... $    1.81          $       .49     $       .44
Cash dividends paid on common stock (5)........... $ 369,391          $   100,784     $    90,973
Cash dividend payout ratio (5) ...................     58.06%               44.33%          43.34%
Average basic shares outstanding .................   204,703              204,832         206,718
Average diluted shares outstanding ...............   208,886              208,837         210,662
Selected Average Balances
(millions)
Total assets ..................................... $  62,572          $    63,429     $    63,916
Loans -- net of unearned income ..................    43,344               43,894          43,974
Securities .......................................    10,627               10,664          11,102
Other interest-earning assets ....................     1,582                1,508           1,558
Total interest-earning assets ....................    55,553               56,066          56,634
Interest-bearing deposits ........................    31,744               31,654          32,182
Short-term borrowed funds ........................    10,469               10,858          10,947
Long-term debt ...................................     6,053                6,080           6,092
Total interest-bearing liabilities ...............    48,266               48,592          49,221
Noninterest-bearing deposits .....................     7,636                7,874           7,939
Total deposits ...................................    39,380               39,528          40,121
Shareholders' equity .............................     5,094                5,173           5,211
Ratios (averages)
Annualized net loan losses to loans ..............       .67%                 .66%            .62%
Annualized net yield on interest-earning
 assets ..........................................      4.22                 4.26            4.21
Shareholders' equity to:
 Total assets ....................................      8.14                 8.16            8.15
 Net loans .......................................     11.90                11.93           12.00
Annualized return on assets ......................      1.02                 1.43            1.31
Annualized return on shareholders' equity.........     12.49                17.58           16.11
Net Income and Ratios Excluding
 the After-Tax Effect of
 Nonrecurring Items Included
 in (1), (2) and (3) (thousands,
 except per share data)
Net income ....................................... $ 894,414          $   235,243     $   230,276
Net income per diluted share .....................      4.28                 1.13            1.09
Annualized return on assets ......................      1.43%                1.48%           1.44%
Annualized return on shareholders' equity.........     17.56                18.19           17.68
Cash dividend payout ratio (5) ...................     41.30                42.84           39.51




                                                                                                       Nine Months Ended
                                                        1998                   1997                       September 30
                                                     ----------    -------------------------    --------------------------------
                                                        First          Fourth         Third
                                                       Quarter        Quarter        Quarter              1998            1997
                                                       ------      ----------     ----------     -------------     -----------
Summary of Operations
(thousands, except per share data)
Interest income ..................................   $ 1,147,829    $1,119,617     $ 1,072,921     $ 3,489,053     $ 3,142,768
Interest expense .................................       578,686       564,145         549,277       1,747,770       1,604,673
                                                     -----------   -----------     -----------   -------------     -----------
Net interest income ..............................       569,143       555,472         523,644       1,741,283       1,538,095
Provision for loan losses (1) ....................        74,126        76,915          62,756         215,376         188,034
                                                     -----------   -----------     -----------   -------------     -----------
Net interest income after provision for loan
 losses ..........................................       495,017       478,557         460,888       1,525,907       1,350,061
Other operating revenue ..........................       283,723       263,258         256,047         909,307         742,510
Securities gains (losses) (2) ....................         3,157        (1,693)          1,091          13,035           3,147
                                                     -----------   -----------     -----------   -------------     -----------
Total other income ...............................       286,880       261,565         257,138         922,342         745,657
Personnel expense ................................       259,724       244,250         230,352         785,412         660,907
Nonrecurring charges (3) .........................        35,568       287,532            ----          78,351            ----
Other expense ....................................       198,957       200,636         194,949         639,883         573,396
                                                     -----------   -----------     -----------   -------------     -----------
Total other expense ..............................       494,249       732,418         425,301       1,503,646       1,234,303
Income before income taxes .......................       287,648         7,704         292,725         944,603         861,415
Applicable income taxes ..........................        92,327         4,100          93,803         311,999         272,213
                                                     -----------   -----------     -----------   -------------     -----------
Net income .......................................   $   195,321    $    3,604     $   198,922     $   632,604     $   589,202
                                                     ===========   ===========     ===========   =============     ===========
Net income per common share:
 Basic ...........................................   $       .95    $      .02      $     1.02      $     3.07      $     2.99
 Diluted .........................................   $       .93    $      .02      $     1.00      $     3.01      $     2.94
Cash dividends paid per common
 share (4) .......................................   $       .44    $      .44      $      .44      $     1.37      $     1.24
Cash dividends paid on common stock (5)...........   $    90,589    $   87,045     $    83,952      $  282,346      $  240,258
Cash dividend payout ratio (5) ...................         46.38%     2,415.23%          42.20%          44.63%          40.78%
Average basic shares outstanding .................       205,894       201,415         194,981         205,811         197,237
Average diluted shares outstanding ...............       210,158       205,934         198,555         209,881         200,542
Selected Average Balances
(millions)
Total assets .....................................   $    63,133    $   59,835     $    57,183     $    63,494     $    56,856
Loans -- net of unearned income ..................        43,749        41,770          39,731          43,873          39,024
Securities .......................................        10,623        10,126          10,649          10,794          11,019
Other interest-earning assets ....................         1,630         1,637           1,457           1,565           1,381
Total interest-earning assets ....................        56,002        53,533          51,837          56,232          51,424
Interest-bearing deposits ........................        32,455        30,706          29,300          32,094          29,204
Short-term borrowed funds ........................        10,635         9,444           9,172          10,814           8,833
Long-term debt ...................................         6,107         5,935           6,031           6,093           6,185
Total interest-bearing liabilities ...............        49,197        46,085          44,503          49,001          44,222
Noninterest-bearing deposits .....................         7,240         7,484           6,843           7,687           6,749
Total deposits ...................................        39,695        38,190          36,143          39,781          35,953
Shareholders' equity .............................         5,109         4,884           4,391           5,165           4,415
Ratios (averages)
Annualized net loan losses to loans ..............           .68%          .73%            .63%            .65%            .64%
Annualized net yield on interest-earning
 assets ..........................................          4.21          4.21            4.12            4.23            4.12
Shareholders' equity to:
 Total assets ....................................          8.09          8.16            7.68            8.13            7.77
 Net loans .......................................         11.82         11.85           11.20           11.92           11.46
Annualized return on assets ......................          1.24           .02            1.39            1.33            1.38
Annualized return on shareholders' equity.........         15.29           .30           18.12           16.33           17.79
Net Income and Ratios Excluding
 the After-Tax Effect of
 Nonrecurring Items Included
 in (1), (2) and (3) (thousands,
 except per share data)
Net income .......................................   $   218,168    $  210,727     $   198,922     $   683,698     $   589,202
Net income per diluted share .....................          1.04          1.02            1.00            3.26            2.94
Annualized return on assets ......................          1.38%         1.41%           1.39%           1.44%           1.38%
Annualized return on shareholders' equity.........         17.08         17.26           18.12           17.65           17.79
Cash dividend payout ratio (5) ...................         41.52         41.31           42.20           41.30           40.78

(1) Includes $10,845 in nonrecurring merger-related provision in the twelve months ended September 30, 1998 and in the 1997 fourth quarter.
(2) Includes $4,639 of nonrecurring losses to restructure the available-for-sale portfolio in the twelve months ended September 30, 1998 and in 1997 fourth quarter.
(3) Nonrecurring charges in the twelve months ended September 30, 1998 include merger-related items of $298,681 and personal computer charges of $67,202. Nonrecurring charges in the 1998 third, second and first quarters include merger-related items of $11,934, $30,849 and $35,568, respectively; nonrecurring charges in the 1997 fourth quarter include merger-related charges of $220,330 and personal computer impairment charges of $67,202.
(4) Cash dividends per common share are those of Wachovia Corporation prior to the merger with Central Fidelity Banks, Inc.
(5) Includes amounts of pooled companies.

              --------------------------
               Results of Operations
              -----------------------------------------------------------------

Overview
              The following narrative contains forward-looking statements as encouraged by the Private Securities Litigation Reform
              Act of 1995. All forward-looking statements involve risks and uncertainty and any number of factors could cause actual results to differ materially from statements contained in this Financial Supplement and Form 10-Q. Risks and uncertainties that may affect future results include, but are not limited to, growth of the economy, interest rate movements, timely development by Wachovia of technology enhancements for its products and operating systems, the ability of Wachovia and its customers and vendors to address effectively Year 2000 issues, the impact of competitive products, services and pricing, Congressional legislation and similar matters. Management cautions readers of this Financial Supplement and Form 10-Q not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events.

              Wachovia Corporation ("the corporation") is a southeastern interstate bank holding company with dual headquarters in Atlanta, Georgia, and Winston-Salem, North Carolina. The corporation's principal banking subsidiaries are Wachovia Bank,
              N. A., which maintains operations in Florida, Georgia, North Carolina, South Carolina and Virginia, and The First National Bank of Atlanta, which provides credit card services. Effective July 1, 1998, 1st United Bank, a Florida subsidiary acquired through the corporation's merger with 1st United Bancorp in November 1997, was merged into Wachovia Bank. On October 27, 1998, the corporation announced plans to acquire Interstate/Johnson Lane Inc., a full-service investment banking and securities brokerage firm with offices in Georgia, North Carolina, South Carolina and Virginia. The transaction will be accounted for on a purchase basis and is expected to close in the first half of 1999 subject to regulatory approval and vote by Interstate/Johnson Lane shareholders.

              Wachovia's growth strategy includes using acquisitions to gain access to additional customers in attractive markets and to enhance product and service capabilities. The corporation regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book values, and, therefore, some dilution of the corporation's book value and net income per share may occur in connection with any future transactions.

              Economic growth in the U.S. for the third quarter of 1998 continued the slowing pace set in the previous quarter as turmoil in overseas markets and higher domestic wages contributed to weakening sales and profits. Based on advance estimates for the period, gross domestic product in the third quarter rose 3.3 percent annualized from the preceding three months after increasing 1.8 percent in the second quarter and 5.5 percent in the first quarter. Seasonally adjusted unemployment for the nation increased to 4.6 percent for the three months from 4.4 percent in the second period. In response to the slowing growth, the Federal Reserve moved to lower short-term interest rates a quarter of a percentage point both in September and October. Business conditions within Wachovia's primary operating states, however, remained generally strong, with seasonally adjusted unemployment for the quarter averaging 4.3 percent in Florida, 4 percent in Georgia, 3.4 percent in North Carolina, 3.5 percent in South Carolina and 3.1 percent in Virginia.

              Wachovia's net income for the third quarter of 1998 was $227.367 million or $1.09 per diluted share compared with $198.922 million or $1.00 per diluted share in the same period of 1997. For the first nine months of the year, net income totaled $632.604 million or $3.01 per diluted share versus $589.202 million or $2.94 per diluted share a year earlier. Gains in both periods were driven by good revenue growth, with total revenues increasing $118.461 million or 14.9 percent for the three months and $361.011 million or 15.5 percent for the first nine months. Results included gains from branch sales in both 1998 and 1997, as well as merger-related charges in 1998 associated with the corporation's new Virginia and Florida operations. Branch sale gains on a pretax basis totaled $17.155 million for the first nine months of 1998, with all gains occurring in the first quarter, compared with $21.096 million in the same period of 1997 including $2.437 million in the third quarter. On a pretax basis, merger-related charges were $11.934 million for the third period of 1998 and $78.351 million year to date. The net after-tax impact of the merger-related charges was $7.876 million or $.04 per diluted share for the three months and $51.094 million or $.25 per diluted share for the nine months. Operating net income excluding merger-related charges was $235.243 million or $1.13 per diluted share for the 1998 third quarter and $683.698 million or $3.26 per diluted share year to date. Management expects to incur remaining integration expenses for its Florida and Virginia banking operations of approximately $5 million in the fourth quarter of 1998.

              Expanded discussion of the corporation's operating results and financial condition is presented in the following narrative with accompanying tables. Interest income is stated on a taxable equivalent basis, which is adjusted for the tax-favored status of earnings from certain loans and securities. References to changes in assets and liabilities represent daily averages unless otherwise noted. Prior year financial results have been restated to reflect the corporation's pooling-of-interests merger with Central Fidelity Banks, Inc., effective December 15, 1997 but have not been restated for the corporation's purchase acquisitions of Jefferson Bankshares, Inc., and 1st United Bancorp in the fourth quarter of 1997 and of Ameribank Bancshares in the second quarter of 1998.


---------------------------------------------------
 Computation of Earnings Per Common Share Table 2
--------------------------------------------------------------------------------
(thousands, except per share)

                                                                        Three Months Ended              Nine Months Ended
                                                                           September 30                    September 30
                                                                   -----------------------------   -----------------------------
                                                                          1998            1997            1998            1997
                                                                   -----------            ----     -----------            ----
Basic
Average common shares outstanding ..............................       204,832         194,981         205,811         197,237
                                                                   ===========         =======     ===========         =======
Net income .....................................................     $ 227,367       $ 198,922       $ 632,604       $ 589,202
                                                                   ===========       =========     ===========       =========
Per share amount ...............................................     $    1.11       $    1.02       $    3.07       $    2.99
Diluted
Average common shares outstanding ..............................       204,832         194,981         205,811         197,237
Dilutive common stock options at average market price ..........         3,666           3,347           3,778           3,112
Dilutive common stock awards at average market price ...........           313             221             278             185
Convertible long-term debt assumed converted ...................            26               6              14               8
                                                                   -----------       ---------     -----------       ---------
Average diluted shares outstanding .............................       208,837         198,555         209,881         200,542
                                                                   ===========       =========     ===========       =========
Net income .....................................................     $ 227,367       $ 198,922       $ 632,604       $ 589,202
Add interest on convertible long-term debt, net of tax .........            20               1              28               4
                                                                   -----------       ---------     -----------       ---------
Adjusted net income ............................................     $ 227,387       $ 198,923       $ 632,632       $ 589,206
                                                                   ===========       =========     ===========       =========
Per share amount ...............................................     $    1.09       $    1.00       $    3.01       $    2.94

Net Interest

              Taxable equivalent net interest income increased $63.967 million
Income or 11.9 percent for the third quarter of 1998 from a year earlier and was higher by $194.214 million or 12.3 percent for the first nine months. Growth in both periods reflected greater loan volume and improvement in the net yield on interest-earning assets (defined as taxable equivalent net interest income as a percentage of average interest-earning assets). Compared with the second quarter of 1998, taxable equivalent net interest income rose $7.094 million or 4.8 percent annualized, with the corporation benefiting primarily from a higher average earning yield and a lower average funding rate. The net yield on interest-earning assets expanded 14 basis points for the three months and 11 basis points for the first nine months from a year earlier and was up 5 basis points from the second quarter. Based on loan origination activity and interest rates as of the beginning of the fourth quarter of 1998, taxable equivalent net interest income is expected to expand in the final three months of 1998 from the third quarter while the net yield on interest-earning assets is expected to moderate.

              Taxable equivalent interest income rose $96.720 million or 8.9 percent and $337.311 million or 10.6 percent for the three- and nine-month periods, respectively. Increased loan volume, including additions from purchase acquisitions, primarily drove the growth, which benefited also from a higher average earning yield. Loans expanded $4.163 billion or 10.5 percent for the quarter and $4.849 billion or 12.4 percent year to date, with the average rate earned expanding 4 basis points and 6 basis points, respectively. Taxable equivalent interest income grew $2.070 million or less than 1 percent from the second quarter of 1998 primarily due to a 4 basis point increase in the average loan yield.

              Commercial loans, including related real estate categories, accounted for most of the loan growth in both periods, rising $3.644 billion or 16.4 percent for the third quarter from a year earlier and $4.043 billion or 18.7 percent year to date. Solid gains occurred in all categories except tax-exempt loans, which continued to decline due to the reduced availability of tax-exempt financing under current tax laws and to paydowns in employee stock ownership plan loans. Taxable commercial loans increased $2.240 billion or 19.8 percent for the three months and $2.637 billion or 23.9 percent for the nine months. Commercial mortgages and construction loans expanded $730 million or 12 percent and $329 million or 21.3 percent, respectively, for the quarter and $852 million or 14.3 percent and $432 million or 30.1 percent, respectively, year to date. Lease financing, primarily consisting of leverage leases and other structured corporate transactions, grew $594 million or 58.2 percent for the three months and $404 million or 43.9 percent for the nine months, while foreign loans were up $398 million or 80.4 percent for the third period and $222 million or 45.7 percent year to date.

              The corporation's foreign credits outstanding consist of loans and lease financing. Growth in foreign loans was driven partly by originations in the corporation's London office to companies operating in Europe. At September 30, 1998, foreign loans were $985 million, representing 2.2 percent of total loans compared with $496 million or 1.2 percent of total loans one year earlier and $843 million or 1.9 percent of loans at June 30, 1998. Because foreign loans are reported based on the address of the borrower and not on the country where security for the credit resides, foreign loans as reported do not necessarily indicate the corporation's country risk exposure. At September 30, 1998, the corporation's country of risk profile for its foreign loan portfolio was as follows: Western Europe, $354 million or 36 percent of total foreign loans; Latin America, $332 million or 34 percent; the United States, $229 million or 23 percent; and all other, $70 million or 7 percent. There were no extensions of credit in Russia, and extensions of credit in Asia were insignificant. Included in the $1.688 billion of lease financing at September 30, 1998 was $742 million of foreign leverage leases, all with countries of risk in Western Europe.

              The corporation had no significant concentrations of loans in any one industry at September 30, 1998.

              Based on regulatory definitions, commercial real estate loans were $8.692 billion or 19 percent of total loans at September 30, 1998 versus $7.652 billion or 18.8 percent of loans one year earlier and $8.632

--------------------------------------------------
 Net Interest Income and Average Balances Table 3
--------------------------------------------------------------------------------

                                                Twelve
                                                Months                    1998
                                                 Ended                  -------
                                          September 30             Third         Second
                                                  1998           Quarter        Quarter
                                          ------------          --------       --------
Net Interest
 Income -- Taxable
 Equivalent (thousands)
Interest income:
 Loans, including fees ..................$3,830,434         $    980,636   $    967,461
 Securities .............................   738,457              181,853        191,666
 Interest-bearing bank balances .........    11,741                3,182          3,411
 Federal funds sold and securities
  purchased under resale
  agreements ............................    25,730                6,168          5,735
 Trading account assets .................    51,228               11,817         13,313
                                          ----------       -------------   ------------
    Total ............................... 4,657,590            1,183,656      1,181,586
Interest expense:
 Interest-bearing demand ................    66,657               15,526         17,047
 Savings and money market savings .......   444,970              115,077        110,078
 Savings certificates ...................   570,233              136,462        136,782
 Large denomination certificates ........   160,855               40,482         45,426
 Interest-bearing deposits in foreign
  offices ...............................   131,325               34,005         37,332
 Short-term borrowed funds ..............   556,904              144,881        145,827
 Long-term debt .........................   380,971               95,597         94,562
                                          ----------       -------------   ------------
    Total ............................... 2,311,915              582,030        587,054
                                          ----------       -------------   ------------
Net interest income .....................$2,345,675         $    601,626   $    594,532
                                          ==========       =============   ============
Annualized net yield on interest-
 earning assets .........................      4.22%                4.26%          4.21%
Average Balances (millions)
Assets:
 Loans -- net of unearned income ........ $  43,344         $     43,894   $     43,974
 Securities .............................    10,627               10,664         11,102
 Interest-bearing bank balances .........       145                  138            139
 Federal funds sold and securities
  purchased under resale
  agreements ............................       455                  440            411
 Trading account assets .................       982                  930          1,008
                                          ----------       -------------   ------------
    Total interest-earning assets .......    55,553               56,066         56,634
 Cash and due from banks ................     3,184                3,068          3,166
 Premises and equipment .................       846                  874            845
 Other assets ...........................     3,414                3,822          3,709
 Unrealized gains on securities
  available-for-sale ....................       111                  133             96
 Allowance for loan losses ..............      (536)                (534)          (534)
                                          ----------       -------------   ------------
    Total assets ........................ $  62,572         $     63,429   $     63,916
                                          ==========       =============   ============
Liabilities and shareholders' equity:
 Interest-bearing demand ................ $   4,916         $      4,646   $      4,687
 Savings and money market savings .......    11,278               11,873         11,700
 Savings certificates ...................    10,334                9,642          9,984
 Large denomination certificates ........     2,907                3,146          3,212
 Interest-bearing deposits in foreign
  offices ...............................     2,309                2,347          2,599
 Short-term borrowed funds ..............    10,469               10,858         10,947
 Long-term debt .........................     6,053                6,080          6,092
                                          ----------       -------------   ------------
    Total interest-bearing
     liabilities ........................    48,266               48,592         49,221
 Demand deposits ........................     7,636                7,874          7,939
 Other liabilities ......................     1,576                1,790          1,545
 Shareholders' equity ...................     5,094                5,173          5,211
                                          ----------       -------------   ------------
    Total liabilities and
     shareholders' equity ............... $  62,572         $     63,429   $     63,916
                                          ==========       =============   ============
Total deposits .......................... $  39,380         $     39,528   $     40,121



                                               1998                  1997                     Nine Months Ended
                                             -------       -----------------------               September 30
                                               First         Fourth          Third       ---------------------------
                                             Quarter        Quarter        Quarter              1998            1997
                                             -------       --------        -------       -----------     -----------
Net Interest
 Income -- Taxable
 Equivalent (thousands)
Interest income:
 Loans, including fees ..................  $    952,282   $    930,055   $    883,319    $ 2,900,379     $ 2,561,937
 Securities .............................       185,655        179,283        183,758        559,174         569,802
 Interest-bearing bank balances .........         3,228          1,920          1,816          9,821           3,310
 Federal funds sold and securities
  purchased under resale
  agreements ............................         5,285          8,542          5,980         17,188          13,777
 Trading account assets .................        13,130         12,968         12,063         38,260          38,685
                                           ------------  -------------   ------------  -------------     -----------
    Total ...............................     1,159,580      1,132,768      1,086,936      3,524,822       3,187,511
Interest expense:
 Interest-bearing demand ................        16,751         17,333         16,009         49,324          46,916
 Savings and money market savings .......       111,133        108,682        102,930        336,288         296,762
 Savings certificates ...................       146,030        150,959        145,164        419,274         431,186
 Large denomination certificates ........        34,117         40,830         39,806        120,025         123,561
 Interest-bearing deposits in foreign
  offices ...............................        36,210         23,778         23,824        107,547          63,542
 Short-term borrowed funds ..............       138,892        127,304        125,116        429,600         350,858
 Long-term debt .........................        95,553         95,259         96,428        285,712         291,848
                                           ------------  -------------   ------------  -------------     -----------
    Total ...............................       578,686        564,145        549,277      1,747,770       1,604,673
                                           ------------  -------------   ------------  -------------     -----------
Net interest income .....................  $    580,894   $    568,623   $    537,659    $ 1,777,052     $ 1,582,838
                                           ============  =============   ============  =============     ===========
Annualized net yield on interest-
 earning assets .........................          4.21%          4.21%          4.12%          4.23%           4.12%
Average Balances (millions)
Assets:
 Loans -- net of unearned income ........  $     43,749   $     41,770   $     39,731    $    43,873     $    39,024
 Securities .............................        10,623         10,126         10,649         10,794          11,019
 Interest-bearing bank balances .........           189            116            126            156              79
 Federal funds sold and securities
  purchased under resale
  agreements ............................           374            594            423            408             331
 Trading account assets .................         1,067            927            908          1,001             971
                                           ------------  -------------   ------------  -------------     -----------
    Total interest-earning assets .......        56,002         53,533         51,837         56,232          51,424
 Cash and due from banks ................         3,340          3,165          2,797          3,190           2,816
 Premises and equipment .................           819            844            790            846             790
 Other assets ...........................         3,396          2,733          2,206          3,644           2,287
 Unrealized gains on securities
  available-for-sale ....................           114             99             76            117              54
 Allowance for loan losses ..............          (538)          (539)          (523)          (535)           (515)
                                           ------------  -------------   ------------  -------------     -----------
    Total assets ........................  $     63,133   $     59,835   $     57,183    $    63,494     $    56,856
                                           ============  =============   ============  =============     ===========
Liabilities and shareholders' equity:
 Interest-bearing demand ................  $      5,984   $      4,368   $      4,000    $     5,101     $     4,021
 Savings and money market savings .......        10,334         11,189         10,603         11,308          10,395
 Savings certificates ...................        11,044         10,676         10,207         10,218          10,260
 Large denomination certificates ........         2,449          2,816          2,776          2,938           2,967
 Interest-bearing deposits in foreign
  offices ...............................         2,644          1,657          1,714          2,529           1,561
 Short-term borrowed funds ..............        10,635          9,444          9,172         10,814           8,833
 Long-term debt .........................         6,107          5,935          6,031          6,093           6,185
                                           ------------  -------------   ------------  -------------     -----------
    Total interest-bearing
     liabilities ........................        49,197         46,085         44,503         49,001          44,222
 Demand deposits ........................         7,240          7,484          6,843          7,687           6,749
 Other liabilities ......................         1,587          1,382          1,446          1,641           1,470
 Shareholders' equity ...................         5,109          4,884          4,391          5,165           4,415
                                           ------------  -------------   ------------  -------------     -----------
    Total liabilities and
     shareholders' equity ...............  $     63,133   $     59,835   $     57,183    $    63,494     $    56,856
                                           ============  =============   ============  =============     ===========
Total deposits ..........................  $     39,695   $     38,190   $     36,143    $    39,781     $    35,953

              billion or 19.4 percent at June 30, 1998. Regulatory definitions for commercial real estate include loans which have real estate as the collateral but not the primary consideration in a credit risk evaluation.

              Consumer loans, including residential mortgages, increased $519 million or 3 percent for the third period and $806 million or 4.6 percent for the first nine months. Residential mortgages and indirect retail loans, primarily consisting of automobile sales financing, substantially accounted for all of the quarter's growth, rising $330 million or 4.4 percent and $204 million or
              7.1 percent, respectively. Year to date, consumer loan growth occurred primarily in residential mortgages, which were up $635 million or 8.7 percent and included gains in equity bank lines. Credit cards declined slightly for the three months but were modestly higher for the first nine months and increased from the second quarter. On September 4, 1998, the corporation purchased $269 million of credit card receivables from Wells Fargo & Co. The acquisition is part of the corporation's consumer growth strategy to selectively build its customer base. At September 30, 1998, managed credit card outstandings were $6.273 billion, representing 13.6 percent of total managed loans, versus $6.251 billion or 15.1 percent of managed loans one year earlier and $6.033 billion or 13.4 percent at June 30, 1998. Managed credit card amounts included $500 million of securitized loans both at September 30, 1998 and June 30, 1998 and $557 million at the end of the third quarter of 1997. Additional information on the corporation's managed credit card portfolio is presented on page 17.

              Period-end loans as of September 30, 1998 and the preceding four quarters are shown in the following table.


              Period-end Loans
              -----------------------------------------------------------------


                                               Sept. 30        June 30        Mar. 31        Dec. 31       Sept. 30
  thousands                                        1998           1998           1998           1997           1997
                                            -----------    -----------    -----------    -----------    -----------
  Commercial .............................. $15,040,796    $14,162,763    $14,519,889    $13,528,344    $12,133,710
  Tax-exempt ..............................   1,024,855      1,285,639      1,379,660      1,607,159      1,695,993
                                            -----------    -----------    -----------    -----------    -----------
     Total commercial .....................  16,065,651     15,448,402     15,899,549     15,135,503     13,829,703
  Direct retail ...........................   1,111,654      1,125,885      1,160,162      1,249,612      1,161,279
  Indirect retail .........................   3,143,670      3,056,582      3,038,397      3,028,288      2,879,128
  Credit card .............................   5,773,009      5,533,435      5,603,381      5,919,098      5,693,563
  Other revolving credit ..................     517,047        503,758        485,093        459,563        422,389
                                            -----------    -----------    -----------    -----------    -----------
     Total retail .........................  10,545,380     10,219,660     10,287,033     10,656,561     10,156,359
  Construction ............................   1,865,675      1,835,906      1,873,528      1,779,522      1,553,500
  Commercial mortgages ....................   6,826,459      6,796,424      6,824,990      6,790,446      6,098,647
  Residential mortgages ...................   7,652,614      7,893,928      7,959,185      8,098,794      7,563,967
                                            -----------    -----------    -----------    -----------    -----------
     Total real estate ....................  16,344,748     16,526,258     16,657,703     16,668,762     15,216,114
  Lease financing .........................   1,688,053      1,420,875      1,105,555      1,094,169      1,049,269
  Foreign .................................     984,884        843,353        548,441        639,387        496,164
                                            -----------    -----------    -----------    -----------    -----------
     Total loans, net of unearned income .. $45,628,716    $44,458,548    $44,498,281    $44,194,382    $40,747,609
                                            ===========    ===========    ===========    ===========    ===========


              Securities, the second largest category of interest-earning assets, were substantially unchanged for the third quarter from a year earlier but were modestly lower year to date. Compared with the second quarter of 1998, securities declined $438 million or 3.9 percent, reflecting maturing investments in securities available-for-sale. At September 30, 1998, securities available-for-sale were $9.075 billion and securities held-to-maturity were $1.521 billion, as detailed in the following table.

              Securities
              -----------------------------------------------------------------


thousands
    Securities available-for-sale at fair value:
    U.S. Government and agency .........................  $ 3,861,426
    Mortgage-backed securities .........................    4,577,040
    Other ..............................................      636,950
                                                          -----------
       Total securities available-for-sale .............    9,075,416
    Securities held-to-maturity:
    U.S. Government and agency .........................      534,880
    Mortgage-backed securities .........................      707,719
    State and municipal ................................      185,397
    Other ..............................................       92,588
                                                          -----------
       Total securities held-to-maturity ...............    1,520,584
                                                          -----------
       Total securities ................................  $10,596,000
                                                          ===========


              Marking the securities available-for-sale portfolio at September 30, 1998 to fair value resulted in an unrealized gain over amortized cost of $213.225 million, pretax, and $131.325 million, net of tax. Marking the average available-for-sale portfolio to fair value resulted in unrealized gains of $133.172 million, pretax, and $81.664 million, net of tax, for the third quarter and $116.588 million, pretax, and $71.689 million, net of tax, year to date. Unrealized gains are included, net of tax, in shareholders' equity. Securities held-to-maturity had a fair value of $1.593 billion at September 30, 1998, representing a $72.594 million appreciation over book value.

              Interest expense rose $32.753 million or 6 percent for the third quarter and $143.097 million or 8.9 percent year to date. Growth in both periods was driven by higher levels of interest-bearing liabilities, principally interest-bearing deposits and short-term borrowings, with the increase in interest expense offset partially by a lower average rate paid. Interest-bearing liabilities expanded $4.089 billion or 9.2 percent for the three months and $4.779 billion or 10.8 percent for the nine months, including additions from purchase acquisitions, while the average rate paid declined 15 basis points and 8 basis points, respectively. Interest expense in the third quarter decreased $5.024 million or 3.4 percent annualized from the preceding three months due to reduced levels of interest-bearing liabilities as well as a lower average rate paid.

              As part of its funding strategy, the corporation is marketing traditional funding products while issuing a variety of debt instruments. Traditional funding sources are being broadened through marketing of the corporation's Premiere and Business Premiere accounts, both of which are high-yield money market deposit products; the addition of PC Banking; and significant enhancements to the corporation's basic checking products. Wholesale funding sources include senior and subordinated debt, trust capital securities and a global bank note program. Management believes continued flexibility and innovation will be required of financial institutions to attract future funding through deposit products and alternative sources.

              Interest-bearing deposits grew $2.354 billion or 8 percent for the quarter and $2.890 billion or 9.9 percent year to date. Gains occurred primarily in savings and money market savings, up $1.270 billion or 12 percent for the three months and $913 million or
              8.8 percent for the nine months; in demand deposits, higher by $646 million or 16.2 percent for the third period and $1.080 billion or 26.9 percent year to date; and in foreign deposits, which expanded $633 million or 36.9 percent for the quarter and $968 million or 62 percent for the nine months. Growth in savings and money market savings continued to be driven by the corporation's Premiere and Business Premiere accounts. The increase in interest-bearing foreign deposits reflected recently granted deposit-taking capabilities of the corporation's London office as well as the attractiveness of foreign deposits relative to other wholesale funding sources. Interest-bearing deposits were down modestly from the second quarter, largely due to declines in higher-rate savings certificates and to some moderation in foreign deposits. Gross deposits averaged $39.528 billion for the third period and $39.781 billion year to date, up $3.385 billion or 9.4 percent and $3.828 billion or 10.6 percent, respectively, from year-earlier periods. Collected deposits, net of float, averaged $37.361 billion for

---------------------------------------------------------------------------
 Taxable Equivalent Rate/Volume Variance Analysis -- Third Quarter* Table 4
--------------------------------------------------------------------------------
 + (millions)
++ (thousands)



                                                        Average Volume+        Average Rate
                                                      -------------------- --------------------
                                                          1998      1997        1998      1997
                                                      --------      ----    --------      ----
Interest Income
Loans:
Commercial .......................................     $13,575   $11,335        7.28      7.35
Tax-exempt .......................................       1,083     1,730        9.62      8.90
                                                      --------   -------
      Total commercial ...........................      14,658    13,065        7.45      7.55
Direct retail ....................................       1,114     1,168       10.10      9.01
Indirect retail ..................................       3,090     2,886        8.23      8.49
Credit card ......................................       5,593     5,645       13.38     12.96
Other revolving credit ...........................         508       417       11.58     12.26
                                                      --------   -------
      Total retail ...............................      10,305    10,116       11.39     11.20
Construction .....................................       1,876     1,547        9.03      9.33
Commercial mortgages .............................       6,795     6,065        8.59      8.32
Residential mortgages ............................       7,752     7,422        7.82      8.07
                                                      --------   -------
      Total real estate ..........................      16,423    15,034        8.28      8.30
Lease financing ..................................       1,615     1,021       12.63     10.04
Foreign ..........................................         893       495        6.85      6.88
                                                      --------   -------
      Total loans ................................      43,894    39,731        8.86      8.82
Securities:
Held-to-maturity:
    U.S. Government and agency ...................         547      ----        6.06      ----
    Mortgage-backed securities ...................         763     1,033        8.29      8.01
    State and municipal ..........................         188       210       10.70     11.26
    Other ........................................          97         3        6.59      8.87
                                                      --------   -------
      Total securities held-to-maturity ..........       1,595     1,246        7.71      8.56
Available-for-sale:**
    U.S. Government and agency ...................       3,900     5,384        6.56      6.49
    Mortgage-backed securities ...................       4,513     3,053        6.56      6.89
    Other ........................................         656       966        7.13      6.48
                                                      --------   -------
      Total securities available-for-sale ........       9,069     9,403        6.60      6.62
                                                      --------   -------
      Total securities ...........................      10,664    10,649        6.77      6.85
Interest-bearing bank balances ...................         138       126        9.13      5.72
Federal funds sold and securities purchased
  under resale agreements ........................         440       423        5.56      5.61
Trading account assets ...........................         930       908        5.04      5.27
                                                      --------   -------
      Total interest-earning assets ..............     $56,066   $51,837        8.38      8.32
                                                      ========   =======
Interest Expense
Interest-bearing demand ..........................     $ 4,646   $ 4,000        1.33      1.59
Savings and money market savings .................      11,873    10,603        3.85      3.85
Savings certificates .............................       9,642    10,207        5.61      5.64
Large denomination certificates ..................       3,146     2,776        5.10      5.69
                                                      --------   -------
      Total interest-bearing deposits in
      domestic offices ...........................      29,307    27,586        4.16      4.37
Interest-bearing deposits in foreign offices .....       2,347     1,714        5.75      5.52
                                                      --------   -------
      Total interest-bearing deposits ............      31,654    29,300        4.28      4.44
Federal funds purchased and securities
  sold under repurchase agreements ...............       7,273     6,740        5.33      5.39
Commercial paper .................................       1,405       822        5.21      5.12
Other short-term borrowed funds ..................       2,180     1,610        5.23      5.67
                                                      --------   -------
      Total short-term borrowed funds.............      10,858     9,172        5.29      5.41
Bank notes .......................................       2,407     2,896        6.01      6.18
Other long-term debt .............................       3,673     3,135        6.38      6.49
                                                      --------   -------
      Total long-term debt .......................       6,080     6,031        6.24      6.34
                                                      --------   -------
      Total interest-bearing liabilities .........     $48,592   $44,503        4.75      4.90
                                                      ========   =======   ---------     -----
Interest rate spread                                                            3.63      3.42
Net yield on interest-earning assets                                       =========     =====
  and net interest income ........................                              4.26      4.12
                                                                           =========     =====


                                                                                                       Variance
                                                               Interest++                          Attributable to++
                                                          -------------------                --------------------------
                                                           1998          1997   Variance++        Rate        Volume
                                                          -----          ----   ----------      ------       -------
Interest Income
Loans:
Commercial .......................................  $   248,927   $   209,990  $   38,937    $  (2,026)   $   40,963
Tax-exempt .......................................       26,269        38,786     (12,517)       2,932       (15,449)
                                                    -----------   -----------  ----------
      Total commercial ...........................      275,196       248,776      26,420       (3,355)       29,775
Direct retail ....................................       28,373        26,541       1,832        3,105        (1,273)
Indirect retail ..................................       64,112        61,797       2,315       (1,936)        4,251
Credit card ......................................      188,570       184,412       4,158        5,899        (1,741)
Other revolving credit ...........................       14,840        12,891       1,949         (747)        2,696
                                                    -----------   -----------  ----------
      Total retail ...............................      295,895       285,641      10,254        4,897         5,357
Construction .....................................       42,688        36,378       6,310       (1,202)        7,512
Commercial mortgages .............................      147,187       127,225      19,962        4,239        15,723
Residential mortgages ............................      152,832       150,871       1,961       (4,710)        6,671
                                                    -----------   -----------  ----------
      Total real estate ..........................      342,707       314,474      28,233         (760)       28,993
Lease financing ..................................       51,423        25,853      25,570        7,855        17,715
Foreign ..........................................       15,415         8,575       6,840          (38)        6,878
                                                    -----------   -----------  ----------
      Total loans ................................      980,636       883,319      97,317        4,037        93,280
Securities:
Held-to-maturity:
    U.S. Government and agency ...................        8,364          ----       8,364         ----         8,364
    Mortgage-backed securities ...................       15,945        20,845      (4,900)         707        (5,607)
    State and municipal ..........................        5,067         5,962        (895)        (286)         (609)
    Other ........................................        1,602            64       1,538          (21)        1,559
                                                    -----------   -----------  ----------
      Total securities held-to-maturity ..........       30,978        26,871       4,107       (2,865)        6,972
Available-for-sale:**
    U.S. Government and agency ...................       64,445        88,096     (23,651)         938       (24,589)
    Mortgage-backed securities ...................       74,637        53,015      21,622       (2,647)       24,269
    Other ........................................       11,793        15,776      (3,983)       1,461        (5,444)
                                                    -----------   -----------  ----------
      Total securities available-for-sale ........      150,875       156,887      (6,012)        (471)       (5,541)
                                                    -----------   -----------  ----------
      Total securities ...........................      181,853       183,758      (1,905)      (2,151)          246
Interest-bearing bank balances ...................        3,182         1,816       1,366        1,172           194
Federal funds sold and securities purchased
  under resale agreements ........................        6,168         5,980         188          (52)          240
Trading account assets ...........................       11,817        12,063        (246)        (530)          284
                                                    -----------   -----------  ----------
      Total interest-earning assets ..............    1,183,656     1,086,936      96,720        7,858        88,862

Interest Expense
Interest-bearing demand ..........................       15,526        16,009        (483)      (2,846)        2,363
Savings and money market savings .................      115,077       102,930      12,147         ----        12,147
Savings certificates .............................      136,462       145,164      (8,702)        (762)       (7,940)
Large denomination certificates ..................       40,482        39,806         676       (4,348)        5,024
                                                    -----------   -----------  ----------
      Total interest-bearing deposits in
      domestic offices ...........................      307,547       303,909       3,638      (14,912)       18,550
Interest-bearing deposits in foreign offices .....       34,005        23,824      10,181        1,033         9,148
                                                    -----------   -----------  ----------
      Total interest-bearing deposits ............      341,552       327,733      13,819      (12,029)       25,848
Federal funds purchased and securities
  sold under repurchase agreements ...............       97,672        91,514       6,158       (1,027)        7,185
Commercial paper .................................       18,448        10,592       7,856          189         7,667
Other short-term borrowed funds ..................       28,761        23,010       5,751       (1,894)        7,645
                                                    -----------   -----------  ----------
      Total short-term borrowed funds.............      144,881       125,116      19,765       (2,825)       22,590
Bank notes .......................................       36,487        45,109      (8,622)      (1,208)       (7,414)
Other long-term debt .............................       59,110        51,319       7,791         (883)        8,674
                                                    -----------   -----------  ----------
      Total long-term debt .......................       95,597        96,428        (831)      (1,586)          755
                                                    -----------   -----------  ----------
      Total interest-bearing liabilities .........      582,030       549,277      32,753      (17,050)       49,803
                                                    -----------   -----------  ----------
Interest rate spread
Net yield on interest-earning assets
  and net interest income ........................  $   601,626   $   537,659  $   63,967       19,758        44,209
                                                    ===========   ===========  ==========


* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $133 million in 1998 and $76 million in 1997.

--------------------------------------------------------------------------
 Taxable Equivalent Rate/Volume Variance Analysis -- Nine Months* Table 5
--------------------------------------------------------------------------------
 + (millions)
++ (thousands)


                                                      Average Volume+          Average Rate
                                                    ----------------------- -------------------
                                                         1998       1997        1998      1997
                                                    ---------    -------     -------      ----
Interest Income
Loans:
Commercial .......................................      $13,679   $11,042       7.30      7.29
Tax-exempt .......................................        1,282     1,786       9.12      8.96
                                                    -----------  --------
      Total commercial ...........................       14,961    12,828       7.46      7.52
Direct retail ....................................        1,154     1,180       9.57      8.97
Indirect retail ..................................        3,050     2,963       8.39      8.60
Credit card ......................................        5,630     5,589      13.40     12.85
Other revolving credit ...........................          489       420      11.12     12.25
                                                    -----------  --------
      Total retail ...............................       10,323    10,152      11.38     11.13
Construction .....................................        1,866     1,434       9.08      9.43
Commercial mortgages .............................        6,792     5,940       8.65      8.28
Residential mortgages ............................        7,898     7,263       7.98      8.03
                                                    -----------  --------
      Total real estate ..........................       16,556    14,637       8.38      8.27
Lease financing ..................................        1,325       921      11.39      9.42
Foreign ..........................................          708       486       6.85      6.86
                                                    -----------  --------
      Total loans ................................       43,873    39,024       8.84      8.78
Securities:
Held-to-maturity:
    U.S. Government and agency ...................          333      ----       6.12     ----
    Mortgage-backed securities ...................          846     1,071       8.31      8.03
    State and municipal ..........................          198       222      10.75     11.95
    Other ........................................          107         2       6.71     10.77
                                                    -----------  --------
      Total securities held-to-maturity ..........        1,484     1,295       8.03      8.71
Available-for-sale:**
    U.S. Government and agency ...................        4,189     5,434       6.73      6.57
    Mortgage-backed securities ...................        4,424     3,186       6.72      6.90
    Other ........................................          697     1,104       7.10      6.54
                                                    -----------  --------
      Total securities available-for-sale ........        9,310     9,724       6.75      6.68
                                                    -----------  --------
      Total securities ...........................       10,794    11,019       6.93      6.91
Interest-bearing bank balances ...................          156        79       8.45      5.56
Federal funds sold and securities purchased
  under resale agreements ........................          408       331       5.63      5.57
Trading account assets ...........................        1,001       971       5.11      5.32
                                                    -----------  --------
      Total interest-earning assets ..............      $56,232   $51,424       8.38      8.29
                                                    ===========  ========
Interest Expense
Interest-bearing demand ..........................      $ 5,101   $ 4,021       1.29      1.56
Savings and money market savings .................       11,308    10,395       3.98      3.82
Savings certificates .............................       10,218    10,260       5.49      5.62
Large denomination certificates ..................        2,938     2,967       5.46      5.57
                                                    -----------  --------
      Total interest-bearing deposits in
      domestic offices ...........................       29,565    27,643       4.18      4.35
Interest-bearing deposits in foreign offices .....        2,529     1,561       5.69      5.44
                                                    -----------  --------
      Total interest-bearing deposits ............       32,094    29,204       4.30      4.40
Federal funds purchased and securities sold
  under repurchase agreements ....................        7,530     6,627       5.35      5.28
Commercial paper .................................        1,222       746       5.18      5.05
Other short-term borrowed funds ..................        2,062     1,460       5.26      5.58
                                                    -----------  --------
      Total short-term borrowed funds ............       10,814     8,833       5.31      5.31
Bank notes .......................................        2,674     3,121       6.12      6.13
Other long-term debt .............................        3,419     3,064       6.39      6.49
                                                    -----------  --------
      Total long-term debt .......................        6,093     6,185       6.27      6.31
                                                    -----------  --------
      Total interest-bearing liabilities .........      $49,001   $44,222       4.77      4.85
                                                    ===========  ========   --------     -----
Interest rate spread                                                            3.61      3.44
Net yield on interest-earning assets and net                                ========     =====
  interest income ................................                              4.23      4.12
                                                                            ========     =====


                                                                                                        Variance
                                                            Interest++                          Attributable to++
                                                   ------------------------                 -------------------------
                                                         1998          1997     Variance++        Rate       Volume
                                                   ----------    ----------    -----------      -------     -------
Interest Income
Loans:
Commercial .......................................  $  747,231    $  602,274   $  144,957    $      903   $ 144,054
Tax-exempt .......................................      87,379       119,646      (32,267)        2,094     (34,361)
                                                   -----------   -----------   ----------
      Total commercial ...........................     834,610       721,920      112,690        (6,332)    119,022
Direct retail ....................................      82,554        79,089        3,465         5,207      (1,742)
Indirect retail ..................................     191,384       190,532          852        (4,668)      5,520
Credit card ......................................     564,340       537,205       27,135        23,209       3,926
Other revolving credit ...........................      40,664        38,440        2,224        (3,762)      5,986
                                                   -----------   -----------   ----------
      Total retail ...............................     878,942       845,266       33,676        19,258      14,418
Construction .....................................     126,786       101,176       25,610        (3,882)     29,492
Commercial mortgages .............................     439,525       367,793       71,732        17,187      54,545
Residential mortgages ............................     471,324       435,993       35,331        (2,552)     37,883
                                                   -----------   -----------   ----------
      Total real estate ..........................   1,037,635       904,962      132,673        12,583     120,090
Lease financing ..................................     112,907        64,862       48,045        15,488      32,557
Foreign ..........................................      36,285        24,927       11,358           310      11,048
                                                   -----------   -----------   ----------
      Total loans ................................   2,900,379     2,561,937      338,442        18,520     319,922
Securities:
Held-to-maturity:
    U.S. Government and agency ...................      15,212          ----       15,212          ----      15,212
    Mortgage-backed securities ...................      52,555        64,317      (11,762)        2,195     (13,957)
    State and municipal ..........................      15,942        19,868       (3,926)       (1,897)     (2,029)
    Other ........................................       5,382           191        5,191           (99)      5,290
                                                   -----------   -----------   ----------
      Total securities held-to-maturity ..........      89,091        84,376        4,715        (6,895)     11,610
Available-for-sale:**
    U.S. Government and agency ...................     210,843       267,115      (56,272)        6,236     (62,508)
    Mortgage-backed securities ...................     222,222       164,354       57,868        (4,453)     62,321
    Other ........................................      37,018        53,957      (16,939)        4,296     (21,235)
                                                   -----------   -----------   ----------
      Total securities available-for-sale ........     470,083       485,426      (15,343)        5,425     (20,768)
                                                   -----------   -----------   ----------
      Total securities ...........................     559,174       569,802      (10,628)          999     (11,627)
Interest-bearing bank balances ...................       9,821         3,310        6,511         2,300       4,211
Federal funds sold and securities purchased
  under resale agreements ........................      17,188        13,777        3,411           153       3,258
Trading account assets ...........................      38,260        38,685         (425)       (1,586)      1,161
                                                   -----------   -----------   ----------
      Total interest-earning assets ..............   3,524,822     3,187,511      337,311        36,838     300,473

Interest Expense
Interest-bearing demand ..........................      49,324        46,916        2,408        (8,870)     11,278
Savings and money market savings .................     336,288       296,762       39,526        12,713      26,813
Savings certificates .............................     419,274       431,186      (11,912)      (10,150)     (1,762)
Large denomination certificates ..................     120,025       123,561       (3,536)       (2,345)     (1,191)
                                                   -----------   -----------   ----------
      Total interest-bearing deposits in
      domestic offices ...........................     924,911       898,425       26,486       (34,462)     60,948
Interest-bearing deposits in foreign offices .....     107,547        63,542       44,005         2,959      41,046
                                                   -----------   -----------   ----------
      Total interest-bearing deposits ............   1,032,458       961,967       70,491       (22,906)     93,397
Federal funds purchased and securities sold
  under repurchase agreements ....................     301,099       261,750       39,349         3,273      36,076
Commercial paper .................................      47,342        28,155       19,187           758      18,429
Other short-term borrowed funds ..................      81,159        60,953       20,206        (3,371)     23,577
                                                   -----------   -----------   ----------
      Total short-term borrowed funds ............     429,600       350,858       78,742           343      78,399
Bank notes .......................................     122,320       143,209      (20,889)         (432)    (20,457)
Other long-term debt .............................     163,392       148,639       14,753        (2,257)     17,010
                                                   -----------   -----------   ----------
      Total long-term debt .......................     285,712       291,848       (6,136)       (1,821)     (4,315)
                                                   -----------   -----------   ----------
      Total interest-bearing liabilities .........   1,747,770     1,604,673      143,097       (27,468)    170,565
                                                   -----------   -----------   ----------
Interest rate spread
Net yield on interest-earning assets and net
  interest income ................................  $1,777,052    $1,582,838   $  194,214        43,429     150,785
                                                   ===========   ===========   ==========

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $117 million in 1998 and $54 million in 1997.

              the three months and $37.532 billion for the first nine months, higher by $3.130 billion or 9.1 percent and $3.502 billion or 10.3 percent, respectively, from the same periods in 1997.

              Short-term borrowings rose $1.686 billion or 18.4 percent for the quarter and $1.981 billion or 22.4 percent year to date, with all categories increasing in both periods. Federal funds purchased and securities sold under repurchase agreements were up $533 million or 7.9 percent for the three months and $903 million or
              13.6 percent for the nine months. Commercial paper expanded $583 million or 70.9 percent and $476 million or 63.8 percent for the quarter and year to date, respectively. Other short-term borrowings, primar-ily consisting of short-term bank notes, grew $570 million or 35.4 percent for the third period and $602 million or 41.2 percent for the nine months. Short-term borrowings decreased modestly from the second quarter as expansion of commercial paper and other short-term borrowings was offset by a reduction in federal funds purchased and securities sold under repurchase agreements.

              Long-term debt for the three and nine months remained essentially unchanged both year over year and from the preceding quarter. Medium-term bank notes decreased $489 million or 16.9 percent for the quarter from a year earlier and were lower by $447 million or
              14.3 percent year to date. Largely offsetting the decline in medium-term bank note funding were higher levels of other long-term debt, which consists of senior and subordinated debt and trust capital securities. The corporation issued $350 million of 10-year subordinated fixed-rate notes on July 29, 1998 and $250 million of two-year senior floating-rate notes on September 18, 1998. On September 30, 1998, the corporation issued $300 million of three-year senior floating-rate notes. The senior notes are rated Aa3 by Moody's and AA- by Standard & Poor's and the subordinated notes are rated A1 by Moody's and A+ by Standard & Poor's. All three issuances were part of a $2.500 billion shelf offering registered with the Securities and Exchange Commission on July 15, 1998 for unsecured senior and subordinated debt. Trust capital securities at September 30, 1998 totaled $996 million, reflecting issuances in December 1996 and in January, April and June 1997. The trust capital securities are rated aa3 by Moody's and A by Standard & Poor's and qualify as part of Tier I capital under risk-based capital guidelines.

              In July 1998, Wachovia Bank increased the amount of its global bank note program from $16 billion to $21.557 billion, which includes $3.557 billion of notes previously issued under the program. The program consists of issuances with original maturities beginning at 7 days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds, and bank notes with original maturities greater than one year are classified as medium-term bank notes under long-term debt. Short-term bank notes outstanding at September 30, 1998 were $1.048 billion with an average cost of 5.52 percent and an average maturity of 2.5 months. Medium-term bank notes were $2.436 billion and had an average cost of 5.93 percent and an average maturity of 3.1 years on the same date. Short-term issues under the global bank note program are rated P-1 by Moody's and A-1+ by Standard & Poor's, while medium-term issues are rated Aa2 by Moody's and AA by Standard & Poor's.

Asset and Liability
              The income stream of the corporation is subject to risk resulting
Management,   from interest rate fluctuations to the extent there is
              a difference between the amount of interest-earning
Interest Rate assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, mature or reprice in specified periods.
Sensitivity   The goal of asset and liability Sensitivity management is to maintain high quality and consistent growth of net interest and Liquidity income with acceptable levels of risk to changes in interest rates. The corporation seeks to meet this goal by influencing
Management    the maturity and repricing characteristics of the various
              lending and deposit-taking lines of business, by managing discretionary balance sheet asset and liability portfolios, and by utilizing off-balance sheet financial instruments.

              Interest rate risk management is carried out by Funds Management which operates under the policies established by the Finance Committee of the corporation's board of directors and the guidance of the Management Finance Committee. Rate risk, liquidity, capital position and discretionary on- and off-balance sheet activity are reviewed quarterly by the Board Finance Committee. Interim oversight of the asset and liability management function is provided through regular meetings of Funds Management managers and the Chief Financial Officer. Funds Management personnel carry out day-to-day activity within approved risk management guidelines and strategies.

              The corporation uses a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods. Management believes that rate risk is best measured by simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities, off-balance sheet financial instruments and interest rates. The model projections are based on historical trends and management's expectations of balance sheet growth patterns, spreads to market rates, and prepayment behavior for assets and liabilities. The Management Finance Committee regularly reviews the assumptions used in the model.

              The corporation monitors exposure to a gradual change in rates of 200 basis points up or down over a rolling 12-month period and an interest rate shock of an instantaneous change in rates of 200 basis points up or down over the same period. The corporation's policy limit for the maximum negative impact on net interest income from a gradual change in interest rates of 200 basis points over 12 months is 7.5 percent. Management generally has maintained a risk position well within the policy guideline level. As of September 30, 1998, the model indicated that a 200 basis point gradual rise in rates over 12 months would result in approximately a .1 percent decrease in net interest income, while a 200 basis point decline in rates over the same period would result in approximately a .7 percent decrease in net interest income as compared with an unchanged rate environment. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. The corporation maintains trading accounts primarily to facilitate customer investment and risk management needs. The market risk inherent in these portfolios was immaterial at September 30, 1998.

              In addition to on-balance sheet instruments such as securities and purchased funds, the corporation uses off-balance sheet derivative instruments to manage interest rate risk, liquidity and net interest income. Off-balance sheet instruments include interest rate swaps, futures and options with indices that directly correlate to on-balance sheet instruments. The corporation has used off-balance sheet financial instruments, principally interest rate swaps, over a number of years and believes their use on a sound basis enhances the effectiveness of asset and liability and interest rate sensitivity management.

              Off-balance sheet asset and liability derivative transactions are based on referenced or notional amounts. At September 30, 1998, the corporation had $3.455 billion notional amount of derivatives outstanding for asset and liability management purposes. Credit risk of off-balance sheet derivative financial instruments is equal to the fair value gain of the instrument if a counterparty fails to perform. The credit risk is normally a small percentage of the notional amount and fluctuates as interest rates move up or down. The corporation mitigates this risk by subjecting the transactions to the same rigorous approval and monitoring process as is used for on-balance sheet credit transactions, by dealing in the national market with highly rated counterparties, by executing transactions under International Swaps and Derivatives Association Master Agreements, and by using collateral instruments to reduce exposure where appropriate. Collateral is delivered by either party when the fair value of a particular transaction or group of transactions with the same counterparty on a net basis exceeds an acceptable threshold of exposure. The threshold level is determined based on the strength of the individual counterparty.

              The fair value of all asset and liability derivative positions for which the corporation was exposed to counterparties totaled $179 million at September 30, 1998. The fair value of all asset and liability derivative positions for which counterparties were exposed to the corporation amounted to $28 million on the same date. Fair value details and additional asset and liability derivative information are included in the following tables.


              Estimated Fair Value of Asset and Liability Management Derivatives by Purpose
              -----------------------------------------------------------------




                                                                  September 30, 1998
                                              -------------------------------------------------------
                                                                                                  Net
                                                                                                 Fair
                                                                                                Value
                                               Notional  Fair Value       Fair Value            Gains
  millions                                        Value       Gains         (Losses)         (Losses)
                                                 ------   ---------       ----------         --------
  Convert floating rate liabilities to fixed:
      Swaps -- pay fixed/receive floating ...  $    568        $  1         $   (11)      $      (10)
  Convert fixed rate assets to floating:
      Swaps -- pay fixed/receive floating ...       345        ----             (17)             (17)
      Forward starting swaps -- pay
      fixed/receive floating ................       110        ----            ----             ----
  Convert fixed rate liabilities to floating:
      Swaps -- receive fixed/pay floating ...     1,675         168            ----              168
  Convert term liabilities with quarterly
      rate resets to monthly:
      Swaps -- receive floating/pay floating.       300        ----            ----             ----
  Convert floating rate assets to fixed:
      Swaps -- receive fixed/pay floating ...       457          10            ----               10
      Index amortizing swaps -- receive
      fixed/pay floating ....................      ----        ----            ----             ----
                                              ---------      ------         -------       ----------
  Total derivatives .........................  $  3,455        $179         $   (28)      $      151
                                              =========      ======         =======       ==========



                                                           September 30, 1997
                                              ----------------------------------------------
                                                                                         Net
                                                                                        Fair
                                                           Fair          Fair          Value
                                              Notional    Value         Value          Gains
  millions                                       Value    Gains      (Losses)       (Losses)
                                              --------    -----     ---------       --------
  Convert floating rate liabilities to fixed:
      Swaps -- pay fixed/receive floating ... $    359   $ ----    $      (3)     $      (3)
  Convert fixed rate assets to floating:
      Swaps -- pay fixed/receive floating ...      351     ----           (6)            (6)
  Forward starting swaps -- pay
  fixed/receive floating ....................       18     ----           (1)            (1)
  Convert fixed rate liabilities to floating:
      Swaps -- receive fixed/pay floating ...    1,500       39           (3)            36
  Convert term liabilities with quarterly
  rate resets to monthly:
      Swaps -- receive floating/pay floating.      300     ----         ----           ----
  Convert floating rate assets to fixed:
      Swaps -- receive fixed/pay floating ...      409        6         ----              6
      Index amortizing swaps -- receive
      fixed/pay floating ....................      125        2         ----              2
                                              --------   ------    -----------    -----------
  Total derivatives ......................... $  3,062   $   47    $     (13)     $      34
                                              ========   ======    ===========    ===========

              Maturity Schedule of Asset and Liability Management Derivatives
              -----------------------------------------------------------------

              September 30, 1998



                                                 Within
                                                    One        Two      Three       Four
  millions                                         Year      Years      Years      Years
                                                 ------     ------     ------     ------
Interest rate swaps:
  Pay fixed/receive floating:
    Notional amount .........................  $    248   $    161   $    106   $      5
    Weighted average rates received .........      2.72%      5.50%      5.56%      2.59%
    Weighted average rates paid .............      4.27       5.23       5.89       3.79
  Receive fixed/pay floating:
    Notional amount .........................  $    224   $    151   $    253   $    102
    Weighted average rates received .........      6.80%      5.93%      6.02%      6.96%
    Weighted average rates paid .............      5.67       5.20       5.55       5.60
  Receive floating/pay floating:
    Notional amount .........................      ----       ----   $    300       ----
    Weighted average rates received .........      ----       ----       5.57%      ----
    Weighted average rates paid .............      ----       ----       5.63       ----
Total interest rate swaps:
    Notional amount .........................  $    472   $    312   $    659   $    107
    Weighted average rates received .........      4.67%      5.70%      5.74%      6.76%
    Weighted average rates paid .............      4.94       5.22       5.64       5.51
Forward starting interest rate swaps:
    Notional amount .........................      ----       ----       ----   $    100
    Weighted average rates paid .............      ----       ----       ----       4.88%
Total Derivatives
    (notional amount) .......................  $    472   $    312   $    659   $    207



                                                             Over                 Average
                                                   Five      Five                    Life
  millions                                        Years     Years      Total      (Years)
                                                 ------    ------     ------     --------
Interest rate swaps:
  Pay fixed/receive floating:
    Notional amount .........................  $    233    $  160     $  913         2.65
    Weighted average rates received .........      5.50%     5.53%      4.75%
    Weighted average rates paid .............      5.60      6.87       5.42
  Receive fixed/pay floating:
    Notional amount .........................  $    252    $1,150     $2,132         7.59
    Weighted average rates received .........      6.47%     7.10%      6.78%
    Weighted average rates paid .............      5.63      5.87       5.72
  Receive floating/pay floating:
    Notional amount .........................      ----      ----     $  300         2.68
    Weighted average rates received .........      ----      ----       5.57%
    Weighted average rates paid .............      ----      ----       5.63
Total interest rate swaps:
    Notional amount .........................  $    485    $1,310     $3,345         5.80
    Weighted average rates received .........      6.00%     6.91%      6.11%
    Weighted average rates paid .............      5.61      5.99       5.63
Forward starting interest rate swaps:
    Notional amount .........................      ----    $   10     $  110         3.57
    Weighted average rates paid .............      ----      5.83%      4.97%
Total Derivatives
    (notional amount) .......................  $    485    $1,320     $3,455         5.80

              Note -- Maturity is based upon expected average lives rather than contractual lives.


              Asset and liability management derivatives transactions are accounted for following existing hedge accounting rules. As discussed under New Accounting Standards, an accounting standard was issued in June 1998 that will change the existing hedge accounting rules. Under the existing hedge accounting rules, gains and losses related to the fair value of derivative contracts used for asset and liability management purposes are not recognized immediately in earnings. If the hedged or altered balance sheet amounts were marked to market, the resulting unrealized balance sheet gains or losses could be expected to approximately offset unrealized derivatives gains and losses.

              To ensure the corporation is positioned to meet immediate and future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions. Liquidity is maintained through a strong balance sheet and operating performance that assures market acceptance, as well as through policy guidelines which limit the level, maturity and concentration of noncore funding sources.

              Through its balance sheet, the corporation generates liquidity on the asset side by maintaining significant amounts of securities available-for-sale, which may be sold at any time, and by loans which may be securitized or sold. Additionally, the corporation generates cash through deposit growth, the issuance of bank notes, the availability of unused lines of credit and through other forms of debt and equity instruments.

              Through policy guidelines, the corporation limits net purchased funds to 50 percent of long-term assets, which include net loans and leases, securities with remaining maturities over one year and net foreclosed real estate. Policy guidelines insure against concentrations by maturity of noncore funding sources by limiting the cumulative percentage of purchased funds that mature overnight, within 30 days and within 90 days. Guidelines also require the monitoring of significant concentrations of funds by single sources and by type of borrowing category.

Nonperforming
              Nonperforming assets were $171.679 million or .38 percent of
Assets loans and foreclosed property at September 30, 1998. The total was up $47.618 million or 38.4 percent from one year earlier and higher by $19.451 million or 12.8 percent from the end of the second quarter, primarily due to the addition of one large credit to nonaccrual status.

              The largest category of total nonperforming assets is real estate related. Real estate nonperforming assets were $127.110 million or .78 percent of real estate loans and foreclosed real estate at September 30, 1998 compared with $102.987 million or .68 percent one year earlier and $109.680 million or .66 percent at the end of the second quarter. Included in real estate nonperforming assets were real estate nonperforming loans of $105.042 million at September 30, 1998, $80.040 million one year earlier and $89.533 million at June 30, 1998.


-----------------------------------------------------------------
 Nonperforming Assets and Contractually Past Due Loans Table 6
--------------------------------------------------------------------------------
(thousands)

                                                   Sept. 30        June 30      Mar. 31         Dec. 31     Sept. 30
                                                       1998           1998         1998            1997         1997
                                                   --------       --------     --------      ----------     --------
Nonperforming assets:
 Cash-basis assets ............................... $144,654       $127,376     $121,734        $101,156      $95,580
 Restructured loans ..............................     ----           ----         ----            ----         ----
                                                   --------       --------     --------      ----------     --------
     Total nonperforming loans ...................  144,654        127,376      121,734         101,156       95,580
 Foreclosed property:
  Foreclosed real estate .........................   34,935         33,604       35,518          38,071       33,930
  Less valuation allowance .......................   12,867         13,457       14,754          16,625       10,983
  Other foreclosed assets ........................    4,957          4,705        5,225           6,893        5,534
                                                   --------       --------      --------      ----------    --------
     Total foreclosed property ...................   27,025         24,852       25,989          28,339       28,481
                                                   --------       --------      --------      ----------    --------
     Total nonperforming assets .................. $171,679       $152,228      $147,723       $129,495     $124,061
                                                   ========       ========      ========      ==========    ========
 Nonperforming loans to period-end loans .........      .32%           .29%          .27%           .23%         .23%
 Nonperforming assets to period-end loans and
  foreclosed property ............................      .38            .34           .33            .29          .30
 Period-end allowance for loan losses times
  nonperforming loans ............................     3.79x          4.30x         4.47x          5.38x        5.43x
 Period-end allowance for loan losses times
  nonperforming assets ...........................     3.19           3.60          3.69           4.21         4.19
Contractually past due loans (accruing loans
 past due 90 days or more) ....................... $119,034       $112,720       $87,569       $114,343      $81,931
                                                   ========       ========      ========      ==========    ========

              Commercial real estate nonperforming assets totaled $69.865 million or .80 percent of related loans and foreclosed real estate versus $65.769 million or .86 percent at the end of the third quarter of 1997 and $53.168 million or .62 percent at June 30, 1998. Commercial real estate nonperforming loans were $57.139 million at September 30, 1998, $51.268 million one year earlier and $42.544 million at the close of the second quarter.

Provision and
              The provision for loan losses was $72.809 million for the third
Allowance for quarter and $215.376 million year to date, up $10.053 million or
              16 percent and $27.342 million or 14.5 percent from the same
Loan Losses   respective periods in 1997. Compared with the second quarter of
              1998, the provision increased $4.368 million or 6.4 percent.

              The provision reflects management's assessment of the adequacy of the allowance for loan losses to absorb potential write-offs in the loan portfolio due to credit deterioration or changes in risk profile. Factors considered in this assessment include the strength and consistency of the corporation's underwriting standards and charge-off policy, current and anticipated economic conditions, historical credit loss experience, and the composition of the loan portfolio. Credit evaluations are made on a cash-flow analysis basis with follow-up credit reviews consistently maintained. In addition, the corporation enforces an aggressive loan loss policy of early recognition and charge-off of troubled credits. Effective with the first quarter of 1998, management began implementing as part of its overall credit review process assessments of Year 2000 compliance among borrowers.

              Net loan losses totaled $72.695 million or .66 percent of average loans for the three months, rising $9.960 million or 15.9 percent from a year earlier. For the first nine months, net loan losses were $215.026 million or .65 percent of average loans, an increase of $27.051 million or 14.4 percent. Higher losses in credit cards and commercial loans primarily accounted for the increases in both periods, with the rise in commercial net loan losses largely due to one large charge-off. Net loan losses were up $4.472 million or 6.6 percent from the second quarter, principally reflecting increased charge-offs in other retail loans, lower recoveries in real estate loan losses and the write-down of one large commercial credit. Excluding credit cards, net loan losses were $11.174 million or .12 percent of average loans for the third quarter and $25.638 million or .09 percent year to date versus $8.352 million or .10 percent and $31.186 million or .12 percent, respectively, a year earlier and $5.478 million or .06 percent in the second quarter.

              Credit card net loan losses totaled $61.521 million or 4.40 percent of average credit card loans for the quarter and $189.388 million or 4.49 percent year to date, up $7.138 million or 13.1 percent and $32.599 million or 20.8 percent, respectively, from a year earlier. Commercial net charge-offs were $3.084 million or .08 percent of average related loans for the three months and $5.827 million or .05 percent of loans for the nine months, higher by $3.386 million and $3.361 million from the same respective periods in 1997. Selected data on the corporation's managed credit card portfolio, which includes securitized loans, appears in the following table.

              Managed Credit Card
              -----------------------------------------------------------------


                                                               1998
                                             --------------------------------------
                                               Third         Second          First
  thousands                                   Quarter        Quarter        Quarter
                                             --------        ------         -------
  Average credit card
    outstandings ........................$6,092,515      $6,056,770      $6,246,315
  Net loan losses .......................    66,324          67,978          69,409
  Annualized net loan losses to
    average loans .......................      4.35%           4.49%           4.44%
  Delinquencies (30 days or
    more) to period-end loans ...........      3.11            2.69            2.68



                                                                                  Nine Months Ended
                                                        1997                         September 30
                                          ---------------------------    --------------------------------
                                              Fourth           Third
  thousands                                   Quarter         Quarter          1998            1997
                                          --------------     --------      ----------       ---------
  Average credit card
    outstandings ........................$6,281,488      $6,221,174      $6,131,304      $6,191,213
  Net loan losses .......................    67,735          59,595         203,711         172,653
  Annualized net loan losses to
    average loans .......................      4.31%           3.83%           4.43%           3.72%
  Delinquencies (30 days or
    more) to period-end loans ...........      2.75            2.77            3.11            2.77


              The allowance for loan losses at September 30, 1998 was $547.686 million, representing 1.20 percent of loans and 379 percent of nonperforming loans. This compared with $519.356 million, representing 1.27 percent of loans and 543 percent of nonperforming loans one year earlier, and $547.572 million, representing 1.23 percent of loans and 430 percent of nonperforming loans at June 30, 1998.

-----------------------------------
 Allowance for Loan Losses Table 7
--------------------------------------------------------------------------------
(thousands)

                                                               1998
                                                ---------------------------------
                                                   Third      Second       First
                                                  Quarter     Quarter     Quarter
                                                ---------     ------      ------
Summary of Transactions
Balance at beginning of period ................  $547,572    $544,741    $544,723
Additions from acquisitions ...................      ----       2,613        ----
Provision for loan losses .....................    72,809      68,441      74,126
Deduct net loan losses:
 Loans charged off:
  Commercial ..................................     4,601       3,252       2,662
  Credit card .................................    69,043      70,015      72,061
  Other revolving credit ......................     2,736       2,927       2,089
  Other retail ................................     8,515       6,624      10,388
  Real estate .................................       264         634       1,209
  Lease financing .............................       782         726         886
  Foreign .....................................      ----        ----        ----
                                                ---------    --------    --------
    Total .....................................    85,941      84,178      89,295
 Recoveries:
  Commercial ..................................     1,517       1,271       1,900
  Credit card .................................     7,522       7,270       6,939
  Other revolving credit ......................       610         630         690
  Other retail ................................     2,242       3,070       3,015
  Real estate .................................     1,223       3,578       2,537
  Lease financing .............................       132         136         106
  Foreign .....................................      ----        ----        ----
                                                ---------    --------    --------
    Total .....................................    13,246      15,955      15,187
                                                ---------    --------    --------
 Net loan losses ..............................    72,695      68,223      74,108
                                                ---------    --------    --------
Balance at end of period ......................  $547,686    $547,572    $544,741
                                                =========    ========    ========
Net Loan Losses (Recoveries)
 by Category
Commercial ....................................  $  3,084    $  1,981    $    762
Credit card ...................................    61,521      62,745      65,122
Other revolving credit ........................     2,126       2,297       1,399
Other retail ..................................     6,273       3,554       7,373
Real estate ...................................      (959)     (2,944)     (1,328)
Lease financing ...............................       650         590         780
Foreign .......................................      ----        ----        ----
                                                ---------    --------    --------
    Total .....................................  $ 72,695    $ 68,223    $ 74,108
                                                =========    ========    ========
Net loan losses -- excluding credit cards .....  $ 11,174    $  5,478    $  8,986
Annualized Net Loan Losses
 (Recoveries) to Average Loans
 by Category
Commercial ....................................       .08%        .05%        .02%
Credit card ...................................      4.40        4.52        4.54
Other revolving credit ........................      1.67        1.86        1.20
Other retail ..................................       .60         .34         .70
Real estate ...................................      (.02)       (.07)       (.03)
Lease financing ...............................       .16         .19         .29
Foreign .......................................      ----        ----        ----
Total loans ...................................       .66         .62         .68
Total loans -- excluding credit cards .........       .12         .06         .09
Period-end allowance to outstanding loans......      1.20%       1.23%       1.22%



                                                                                 Nine Months Ended
                                                            1997                   September 30
                                                ------------------------    -------------------------
                                                    Fourth         Third
                                                   Quarter       Quarter          1998        1997
                                                ----------     ---------    ----------        ----
Summary of Transactions
Balance at beginning of period ................   $ 519,356     $519,335      $544,723    $519,297
Additions from acquisitions ...................      24,641         ----         2,613        ----
Provision for loan losses .....................      76,915       62,756       215,376     188,034
Deduct net loan losses:
 Loans charged off:
  Commercial ..................................       3,801          686        10,515       5,453
  Credit card .................................      68,796       61,277       211,119     177,212
  Other revolving credit ......................       3,659        2,520         7,752       6,905
  Other retail ................................       9,032        8,777        25,527      30,769
  Real estate .................................       5,786        1,469         2,107       5,778
  Lease financing .............................         916          988         2,394       3,572
  Foreign .....................................        ----         ----          ----        ----
                                                -----------     ---------   ----------    --------
    Total .....................................      91,990       75,717       259,414     229,689
 Recoveries:
  Commercial ..................................       1,184          988         4,688       2,987
  Credit card .................................       6,251        6,894        21,731      20,423
  Other revolving credit ......................         588          575         1,930       1,773
  Other retail ................................       2,577        2,638         8,327       9,260
  Real estate .................................       5,125        1,787         7,338       7,008
  Lease financing .............................          76          100           374         263
  Foreign .....................................        ----         ----          ----        ----
                                                -----------     ---------   ----------    --------
    Total .....................................      15,801       12,982        44,388      41,714
                                                -----------     ---------   ----------    --------
 Net loan losses ..............................      76,189       62,735       215,026     187,975
                                                -----------     ---------   ----------    --------
Balance at end of period ......................   $ 544,723      $519,356     $547,686    $519,356
                                                ===========     =========   ==========    ========
Net Loan Losses (Recoveries)
 by Category
Commercial ....................................   $   2,617      $  (302)     $  5,827    $  2,466
Credit card ...................................      62,545       54,383       189,388     156,789
Other revolving credit ........................       3,071        1,945         5,822       5,132
Other retail ..................................       6,455        6,139        17,200      21,509
Real estate ...................................         661         (318)       (5,231)     (1,230)
Lease financing ...............................         840          888         2,020       3,309
Foreign .......................................        ----         ----          ----        ----
                                                -----------     ---------   ----------    --------
    Total .....................................   $  76,189      $62,735      $215,026    $187,975
                                                ===========     =========   ==========    ========
Net loan losses -- excluding credit cards .....   $  13,644      $ 8,352      $ 25,638    $ 31,186
Annualized Net Loan Losses
 (Recoveries) to Average Loans
 by Category
Commercial ....................................         .08%        (.01%)         .05%        .03%
Credit card ...................................        4.36         3.85          4.49        3.74
Other revolving credit ........................        2.81         1.87          1.59        1.63
Other retail ..................................         .61          .61           .55         .69
Real estate ...................................         .02         (.01)         (.04)       (.01)
Lease financing ...............................         .32          .35           .20         .48
Foreign .......................................        ----        ----           ----        ----
Total loans ...................................         .73          .63           .65         .64
Total loans -- excluding credit cards .........         .15          .10           .09         .12
Period-end allowance to outstanding loans......        1.23%        1.27%         1.20%       1.27%

Noninterest
              Total other operating revenue, which excludes securities sales,
Income increased $54.494 million or 21.3 percent for the third quarter from a year earlier and was up $166.797 million or 22.5 percent year to date. All major categories advanced in both periods, with growth strongest in capital markets income, service charges on deposit accounts, trust services, mortgage fees, electronic banking and investment fees. Included in total other operating revenue were branch sales gains of $17.155 million in the first nine months of 1998, all of which occurred in the first quarter, compared with gains of $21.096 million in the same period of 1997, including $2.437 million in the third quarter. Excluding branch sales gains, total other operating revenue for the third period expanded $56.931 million or 22.4 percent year over year and was higher by $170.738 million or 23.7 percent year to date. Total other operating revenue decreased modestly from the second quarter but is expected to expand moderately in the final three months of 1998 from the third quarter based on anticipated growth in deposit account service charges, credit card fee income, investment services, mortgage fees and electronic banking.

              Capital markets income grew $22.631 million or approximately 151 percent for the third period from a year earlier and expanded $60.557 million or approximately 181 percent for the first nine months. Growth in both periods occurred largely in corporate financing and in derivatives activities, with increased business in consulting services also contributing to the gain year to date. In June, Wachovia received Tier I powers for its Section 20 capital markets subsidiary. These powers enable the subsidiary to engage in underwriting and dealing in municipal revenue bonds, commercial paper, mortgage related securities and consumer related receivables, all of investment quality rating. Tier II powers permitting further expansion into corporate debt and equity securities without investment grade limitation are expected to be effective in 1999.

              Service charge revenues on deposit accounts grew $8.090 million or 10.6 percent and $22.759 million or 10.1 percent for the three and nine months, respectively. Higher levels of overdraft charges, commercial analysis fees and demand account service charges accounted for most of the increases in both periods.

              Fees for trust services were up $7.532 million or 17.3 percent for the quarter and $17.869 million or 13.9 percent year to date. Gains were driven, in part, by good growth in Personal Financial Services and in fees associated with the Wachovia Funds, the corporation's proprietary family of mutual funds. Assets for the Wachovia Funds totaled $6.262 billion at September 30, 1998 compared with $5.050 billion one year earlier.

              Mortgage fee income rose $6.540 million or 114.5 percent for the three months and $15.422 million or 96.2 percent for the nine months. Growth primarily reflected higher mortgage origination activity, increased gains on loans sold to the secondary market and gains on the sale of mortgage servicing rights.

              Electronic banking revenue grew $2.608 million or 15.5 percent for the quarter and $7.226 million or 15.3 percent year to date, primarily fueled by increased debit card usage and by increased ATM foreign access fees.

              Investment fee income expanded $991 thousand or 10.2 percent for the third period and $6.858 million or 25.7 percent for the first nine months. Higher fees from customer mutual fund trading and brokerage commissions accounted for the gains.

              Credit card fee income was up slightly for both the three and nine months following a modest decline in the second quarter from a year earlier. The corporation anticipates credit card fee income to expand in the final three months of 1998 from third quarter's level.

              Remaining combined categories of total other operating revenue, excluding gains from branch sales, increased $8.409 million or
              19.6 percent for the third period and $38.966 million or 32.3 percent year to date. Insurance premiums and commissions were modestly higher for both the three and nine months. Bankers' acceptance and letter of credit fees rose slightly for the quarter and were up $2.706 million or 10.2 percent year to date. Other service charges and fees essentially were flat for the third quarter and advanced modestly for the nine months, while other income rose $7.997 million or 50.9 percent for the three months and $34.718 million or 83.3 percent for the nine months.

              Including securities sales, total noninterest income increased $60.289 million or 23.4 percent for the quarter and $176.685 million or 23.7 percent year to date. Securities sales had net gains of $6.886 million for the three months and $13.035 million for the nine months compared with $1.091 million and $3.147 million, respectively, in 1997.

----------------------------
 Noninterest Income Table 8
--------------------------------------------------------------------------------
(thousands)

                                                                      1998
                                                    ---------------------------------
                                                        Third       Second      First
                                                      Quarter      Quarter    Quarter
                                                    ---------    ---------   --------
Service charges on deposit accounts ...............  $ 84,674    $  82,465   $ 80,874
Fees for trust services ...........................    51,185       48,802     46,053
Credit card income -- net of interchange
 payments .........................................    43,312       43,077     38,544
Electronic banking ................................    19,449       18,667     16,395
Capital markets income ............................    37,625       40,304     16,110
Investment fees ...................................    10,712       11,665     11,191
Mortgage fees .....................................    12,251       11,502      7,704
Insurance premiums and commissions ................     8,213        8,135      7,568
Bankers' acceptance and letter of credit fees .....     9,745        9,802      9,569
Other service charges and fees ....................     9,680       10,125     10,350
Other income ......................................    23,695       30,499     39,365
                                                    ---------    ---------   --------
    Total other operating revenue .................   310,541      315,043    283,723
Securities gains (losses) .........................     6,886        2,992      3,157
                                                    ---------    ---------   --------
    Total .........................................  $317,427    $ 318,035   $286,880
                                                    =========    =========   ========



                                                                               Nine Months Ended
                                                              1997               September 30
                                                      --------------------  ------------------------
                                                        Fourth       Third
                                                       Quarter     Quarter       1998        1997
                                                      --------     -------   --------    --------
Service charges on deposit accounts ...............   $ 80,977    $ 76,584   $248,013    $225,254
Fees for trust services ...........................     47,378      43,653    146,040     128,171
Credit card income -- net of interchange
 payments .........................................     38,382      43,182    124,933     123,852
Electronic banking ................................     17,355      16,841     54,511      47,285
Capital markets income ............................     16,040      14,994     94,039      33,482
Investment fees ...................................      9,541       9,721     33,568      26,710
Mortgage fees .....................................      7,509       5,711     31,457      16,035
Insurance premiums and commissions ................      7,169       7,966     23,916      23,036
Bankers' acceptance and letter of credit fees .....      8,116       9,589     29,116      26,410
Other service charges and fees ....................      9,257       9,671     30,155      29,493
Other income ......................................     21,534      18,135     93,559      62,782
                                                    ----------    --------  ---------   ---------
    Total other operating revenue .................    263,258     256,047    909,307     742,510
Securities gains (losses) .........................     (1,693)      1,091     13,035       3,147
                                                    ----------    --------  ---------   ---------
    Total .........................................   $261,565    $257,138   $922,342    $745,657
                                                    ==========    ========  =========   =========

Noninterest
              Total noninterest expense grew $67.102 million or 15.8 percent
Expense for the third quarter and $269.343 million or 21.8 percent year to date. Included in total noninterest expense for 1998 were merger-related charges of $11.934 million, pretax, for the three months and $78.351 million, pretax, for the first nine months for systems conversions, signage changes and employee benefits expenses associated with the corporation's new Virginia and Florida operations. On a core operating basis excluding integration-related charges, noninterest expense increased $55.168 million or 13 percent for the third quarter and $190.992 million or 15.5 percent year to date but declined $5.676 million or 4.7 percent annualized from the second quarter. Remaining integration charges for the Florida and Virginia banking operations are expected to total approximately $5 million, pretax, with the full amount to be recognized in the final three months of 1998. Excluding merger-related charges, noninterest expense is expected to decrease in the fourth quarter from the third quarter based on anticipated reductions in personnel costs, advertising and other expense.

              Total personnel expense was up $32.930 million or 14.3 percent for the third period and $124.505 million or 18.8 percent year to date. Salaries expense increased $30.808 million or 16.2 percent for the three months and $112.484 million or 20.8 percent for the nine months, reflecting increased incentive pay for revenue-generating businesses and a higher overall salary base. Employee benefits expense rose $2.122 million or 5.3 percent for the quarter and $12.021 million or 10 percent year to date, primarily due to growth in medical benefits costs and to increased payroll taxes for a larger base of employees.

              Combined net occupancy and equipment expense rose $7.342 million or 11.1 percent for the three months and $25.743 million or 13.4 percent for the nine months. Net occupancy expense increased $5.080 million or 17 percent for the quarter and $16.831 million or 19.6 percent year to date reflecting, in part, growth in building depreciation expense and operating expenses of acquired companies. Equipment expense was up $2.262 million or 6.2 percent and $8.912 million or 8.4 percent for the three and nine months, respectively, with the rise in both periods largely due to higher depreciation and equipment leasing costs.

              Remaining combined categories of noninterest expense, excluding merger-related charges, grew $14.896 million or 11.6 percent for the quarter and $40.744 million or 10.7 percent year to date. Amortization expense of intangible assets accounted for more than half of the growth in both periods, rising $7.493 million for the three months and $21.308 million for the nine months on increases primarily of goodwill and deposit base intangibles from purchase acquisitions. Partially offsetting the growth was a reduction in outside data processing, programming and software expense primarily attributable to lower Year 2000 costs.

-----------------------------
 Noninterest Expense Table 9
--------------------------------------------------------------------------------
(thousands)

                                                             1998
                                           -------------------------------------
                                               Third        Second         First
                                             Quarter       Quarter       Quarter
                                           ---------     ---------     ---------
Salaries ................................   $221,242    $  219,731     $ 212,758
Employee benefits .......................     42,040        42,675        46,966
                                          ----------    ----------     ---------
    Total personnel expense .............    263,282       262,406       259,724
Net occupancy expense ...................     34,896        34,119        33,783
Equipment expense .......................     38,545        41,288        34,687
Postage and delivery ....................     13,373        13,368        13,278
Outside data processing, programming
 and software ...........................     18,496        16,244        12,737
Stationery and supplies .................     10,689         7,233         7,506
Advertising and sales promotion .........     17,147        22,555        17,738
Professional services ...................     14,929        14,522        11,304
Travel and business promotion ...........      7,656         7,638         6,439
Regulatory agency fees and other bank
 services ...............................      4,112         4,075         4,485
Amortization of intangible assets .......      9,840         9,226         9,117
Foreclosed property expense, net of
 income .................................       (164)           88           130
Personal computer impairment
 charge* ................................       ----          ----          ----
Merger-related charges* .................     11,934        30,849        35,568
Other expense ...........................     47,668        53,383        47,753
                                          ----------    ----------     ---------
    Total ...............................   $492,403    $  516,994     $ 494,249
                                          ==========    ==========     =========
Overhead ratio ..........................       54.0%         56.8%         57.2%
Overhead ratio without
 nonrecurring charges ...................       52.7          53.4          53.1



                                                                            Nine Months Ended
                                                     1997                      September 30
                                           ------------------------  --------------------------------
                                               Fourth         Third
                                              Quarter       Quarter            1998            1997
                                           ----------     ---------      ----------            ----
Salaries ................................   $ 200,859     $ 190,434     $   653,731     $   541,247
Employee benefits .......................      43,391        39,918         131,681         119,660
                                          -----------     ---------   -------------     -----------
    Total personnel expense .............     244,250       230,352         785,412         660,907
Net occupancy expense ...................      30,687        29,816         102,798          85,967
Equipment expense .......................      36,619        36,283         114,520         105,608
Postage and delivery ....................      12,539        11,883          40,019          36,118
Outside data processing, programming
 and software ...........................      22,952        21,980          47,477          63,545
Stationery and supplies .................       7,637         8,415          25,428          23,323
Advertising and sales promotion .........      15,768        20,355          57,440          56,278
Professional services ...................      16,348        14,102          40,755          37,765
Travel and business promotion ...........       7,433         6,120          21,733          17,782
Regulatory agency fees and other bank
 services ...............................       3,523         3,458          12,672          11,077
Amortization of intangible assets .......       6,433         2,347          28,183           6,875
Foreclosed property expense, net of
 income .................................         492           487              54           1,383
Personal computer impairment
 charge* ................................      67,202          ----            ----            ----
Merger-related charges* .................     220,330          ----          78,351            ----
Other expense ...........................      40,205        39,703         148,804         127,675
                                          -----------     ---------   -------------     -----------
    Total ...............................   $ 732,418     $ 425,301     $ 1,503,646     $ 1,234,303
                                          ===========     =========   =============     ===========
Overhead ratio ..........................        88.0%         53.6%           56.0%           53.1%
Overhead ratio without
 nonrecurring charges ...................        53.5          53.6            53.1            53.1

* Nonrecurring charges.

Year
              The change in date to the year 2000 from 1999 will cause data
2000 recognition problems in computers, software and facility operations dependent on computer chip devices due to programming standards that historically limited data date fields to two digits. In late 1995, the corporation initiated a formal evaluation of Year 2000 issues, establishing in the early months of 1996 a full-time project team to assess and address both internal and external risks associated with the change in date event. The project team is in the latter stages of executing a Year 2000 readiness plan consisting of five phases: problem awareness; identification of affected systems, functions and facilities; conversion or replacement of identified areas to Year 2000 compliant standards; testing; and implementation.

              The corporation's readiness plan encompasses both information technology systems and computer chip embedded functions, such as those operating facilities including elevators, security systems, and building heating and cooling. In 1996, the corporation completed its awareness and identification phases, extending and completing the processes in 1997 for recent merger partners. As of September 30, 1998, 99 percent of all information technology systems had been converted. While regulatory guidelines require conversion only of mission critical systems, the corporation is converting all information technology systems and is scheduled to complete the process by November 30, 1998. For computer chip embedded functions, the corporation is replacing noncompliant functions essential to business operations and plans to have all essential functions replaced and tested by year-end 1998.

              In-house testing of information technology systems currently is underway, with testing completed on approximately 67 percent of all applications at September 30, 1998. Testing is done in both a 21st century and 20th century date environment before systems are returned to production to ensure data accuracy and consistency. All exceptions to testing results are resolved before further testing is permitted. Management has chosen to implement converted systems back into production as systems are tested to permit greater flexibility in the event of future system flaws or failures. The percentage of systems implemented, therefore, closely approximates the percentage tested.

              The corporation also is working to assess and address Year 2000 readiness on the part of external entities, particularly critical vendors and significant credit customers. Identification and monitoring of external entities began in 1996 and includes surveys with follow-up reviews and contacts. Substantially all of the corporation's vendors have responded to management's surveys regarding Year 2000 readiness, with approximately 70 percent compliant as of September 30, 1998. The project team is continuing to monitor the progress of remaining noncompliant vendors as well as the status of large corporate borrowers identified as potentially at risk. The corporation will conduct testing with external entities in 1999 as they become Year 2000 ready, with some limited testing already occurring in 1998.

              Management estimates that total Year 2000 project costs will be approximately $80 million, with $60 million having been spent through September 30, 1998, including $8 million in the third quarter and $22 million in the first nine months of 1998. The total projected cost is up from $55 million estimated earlier due to additional expenditures for internal testing. The corporation's remaining Year 2000 project costs are not expected to have a material impact on Wachovia's results of operations, liquidity or capital resources.

              The corporation faces a number of risks related to the Year 2000 date change event including project management risks, legal risks and financial risks. Project management risks refer primarily to the failure to adequately assess Year 2000 planning and resource needs, resulting in under- or over-allotment of resources assigned to complete the project work, missed deadlines and estimation errors. Legal risks include the failure to meet contractual service agreements, leading to possible punitive actions including those of a regulatory nature. Financial risks concern the possibility of lost revenues, asset quality deterioration or even business failure. The corporation conducted a project management risk assessment in early 1997 and is in the process of addressing its legal and financial risks.

              Management of the date change event entails additional risks separate from those of project management. Major risks associated with the date change event include a shut down of voice and data communication systems due to failure by switching systems, satellites, or telephone companies; excessive cash withdrawal activity; ATM failures; cash couriers delayed or not available; problems with international accounts or offices, including inaccurate or delayed information or inaccessibility to account data; and government offices or facilities not opening or operating. The corporation has identified 60 risks associated with the date change event and is in the process of developing contingency plans for each major risk.

              The corporation is addressing contingency planning for the date change event from both an internal and external perspective and from a preevent and post-event standpoint. This enables management to determine both the level of control over mitigating a risk and the time period the corporation would be impacted. Internal, preevent contingency plans were developed in 1997 and have been implemented on three occasions. External, preevent contingency plans focused on vendor readiness to determine the need for alternative vendors. Internal, post-event contingency plans will focus on implementing alternative plans if problems occur with application systems, infrastructure components or branch equipment. External, post-event contingency plans will focus on actions that can be taken if mission critical service providers such as voice and data communication systems experience difficulties. The corporation expects to have formal contingency plans for the date change event and post-event risks developed by year-end 1998.

              The corporation believes the actions it is taking should reduce the risks posed by Year 2000 challenges to its own systems. Management recognizes that date change event problems will occur with external entities, impacting the corporation due to the interrelatedness of its business.

Income
              Applicable income taxes rose $20.481 million or 21.8 percent for
Taxes         the quarter from a year earlier and were up $39.786 million or
              14.6 percent year to date. Income taxes computed at the statutory rate are reduced primarily by the assumed tax effect of interest income earned on state and municipal loans and debt securities. Also, within certain limitations, one-half of the interest income earned on qualifying employee stock ownership plan loans is exempt from federal taxes. The interest earned on certain state and municipal debt instruments is exempt from federal taxes and in some cases state taxes. The tax-exempt nature of these assets provides both an attractive return for the corporation and substantial interest savings for local governments and their constituents.


-----------------------
 Income Taxes Table 10
--------------------------------------------------------------------------------
(thousands)

                                                                         Three Months Ended            Nine Months Ended
                                                                            September 30                 September 30
                                                                      -------------------------   -------------------------
                                                                            1998          1997          1998          1997
                                                                       ---------      --------     ---------     ---------
Income before income taxes ........................................    $ 341,651     $ 292,725     $ 944,603     $ 861,415
                                                                      ==========    ==========    ==========    ==========
Federal income taxes at statutory rate ............................    $ 119,578     $ 102,453     $ 330,611     $ 301,495
State and local income taxes -- net of federal benefit ............        7,269         4,380        12,936        12,781
Effect of tax-exempt securities interest and other income .........      (13,210)      (10,477)      (38,736)      (35,010)
Other items .......................................................          647        (2,553)        7,188        (7,053)
                                                                      ----------    ----------    ----------    ----------
     Total tax expense ............................................    $ 114,284     $  93,803     $ 311,999     $ 272,213
                                                                      ==========    ==========    ==========    ==========
Current:
 Federal ..........................................................    $  23,793     $  55,740     $ 120,209     $ 181,335
 Foreign ..........................................................           88           125           449           290
 State and local ..................................................        5,472         1,437        11,270         6,042
                                                                      ----------    ----------    ----------    ----------
     Total ........................................................       29,353        57,302       131,928       187,667
Deferred:
 Federal ..........................................................       79,221        31,201       171,441        70,927
 State and local ..................................................        5,710         5,300         8,630        13,619
                                                                      ----------    ----------    ----------    ----------
     Total ........................................................       84,931        36,501       180,071        84,546
                                                                      ----------    ----------    ----------    ----------
     Total tax expense ............................................    $ 114,284     $  93,803     $ 311,999     $ 272,213
                                                                      ==========    ==========    ==========    ==========

New Accounting
              In December 1996, the Financial Accounting Standards Board issued
Standards     Statement of Financial Accounting Standards No. 127, "Deferral of
              the Effective Date of Certain Provisions of FASB Statement No.
              125, an amendment of FASB Statement No. 125" (FASB 127). FASB 127 delayed until 1998 certain provisions of FASB 125 that deal with repurchase agreements, securities lending and other similar transactions and pledged collateral. Adoption of FASB 127 was not material.

              In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FASB 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. The disclosure requirements of FASB 130 have been included in the corporation's consolidated statements of shareholders' equity.

              Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FASB
              131), also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption, however comparative prior period information is required. FASB 131 will be adopted, as required, beginning with year-end 1998. The disclosure requirements will have no impact on the corporation's financial position or results of operations.

              In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance as to when it is or is not appropriate to capitalize the cost of software developed or obtained for internal use. The corporation adopted SOP 98-1 effective January 1, 1998; the effect was not material.

              In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). FASB 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the corporation's December 31, 2000 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Management is in the process of assessing the impact and period of adoption of the standard. Adoption is not expected to result in a material financial impact.


              ---------------------------------------------
               Financial Condition and Capital Ratios
              -----------------------------------------------------------------


              At September 30, 1998, assets totaled $65.574 billion, including $58.164 billion of interest-earning assets and $45.629 billion of loans. Comparable amounts one year earlier were $58.041 billion of assets, $51.986 billion of interest-earning assets and $40.748 billion of loans. At June 30, 1998, assets were $64.727 billion, interest-earning assets were $57.303 billion and loans were $44.459 billion.

              Deposits were $38.807 billion at September 30, 1998, including $31.072 billion of interest-bearing deposits, representing 80.1 percent of the total. Deposits one year earlier were $36.911 billion, with interest-bearing deposits of $29.471 billion or
              79.8 percent of the total, and at June 30, 1998, deposits were $39.915 billion, including $31.841 billion of interest-bearing deposits or 79.8 percent of the total.

              Shareholders' equity was $5.229 billion at September 30, 1998, up $712 million or 15.8 percent from $4.517 billion one year earlier. Included in shareholders' equity at the end of the third quarter of 1998 was $747.744 million from common stock issued in connection with the corporation's fourth quarter 1997 purchase acquisitions of Jefferson Bankshares and 1st United Bancorp. Purchase transactions consummated during the second quarter of 1998 resulted in the issuance of 1.099 million shares of common stock with a corresponding increase in shareholders' equity of $83.313 million. Shareholders' equity at September 30, 1998 also included unrealized gains of $131.325 million, net of tax, on securities available-for-sale marked to fair value compared with $68.657 million, net of tax, one year earlier. On June 23, the corporation's board of directors authorized the repurchase of up to 12 million shares of the corporation's common stock effective through January 28, 2000. During the third quarter of 1998, the corporation repurchased a total of 4,221,400 shares of its common stock at an average price of $82.563 per share for a total cost of $348.530 million. At its meeting on October 23, 1998, the corporation's board of directors declared a fourth quarter dividend of $.49 per share, payable December 1 to shareholders of record as of November 6. The dividend is higher by 11.4 percent from $.44 per share paid in the same quarter of 1997. For the full year, the dividend will total $1.86 per share, a 10.7 percent increase from $1.68 per share in 1997.

              Intangible assets at September 30, 1998 totaled $688.018 million, consisting of $537.398 million of goodwill, $97.308 million of deposit base intangibles, $42.079 million of purchased credit card premiums, $10.906 million of mortgage servicing rights and $327 thousand of other intangibles. Intangible assets one year earlier were $112.068 million, with $45.828 million of goodwill, $51.676 million of deposit base intangibles, $13.989 million of mortgage servicing rights and $575 thousand of other intangibles including purchased credit card premiums. Goodwill and deposit base intangibles increased from the end of the third quarter of 1997 due to purchase acquisitions of Jefferson Bankshares and 1st United Bancorp in the fourth quarter of 1997 and of Ameribank Bancshares in the second quarter of 1998. Purchased credit card premiums rose due to the acquisition of receivables from Wells Fargo & Co. in September 1998.

              On January 1, 1999, eleven member countries of the European Union will establish the Euro as their common legal currency and establish a fixed conversion rate between their current sovereign currencies and the Euro. Management has a risk assessment committee that has been examining the risks associated with the upcoming Euro conversion such as the adequacy of information technology systems, currency risk and the competitive impact of cross-border price transparency. Based on the findings of the risk assessment committee, management does not expect the impact of the Euro conversion to have a material adverse impact on the corporation's financial condition or results of operations.

              Regulatory agencies divide capital into Tier I (consisting of shareholders' equity and certain cumulative preferred stock instruments less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the market appreciation or depreciation of securities available-for-sale arising from marking the securities portfolio to fair value. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

              Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards. It is the policy of the corporation that it and its banking subsidiaries be well capitalized at all times.

              At September 30, 1998, the corporation's Tier I to risk-adjusted assets ratio was 8.22 percent and total capital to risk-adjusted assets was 11.30 percent. The Tier I leverage ratio was 8.67 percent. Included in the capital ratios at September 30, 1998 was $996.274 million of trust capital securities versus $995.899 million one year earlier.


----------------------------------------
 Capital Components and Ratios Table 11
--------------------------------------------------------------------------------
(thousands)

                                                                                     1998
                                                                      ----------------------------
                                                                             Third          Second
                                                                           Quarter         Quarter
                                                                      ------------        --------
Tier I capital:
 Common shareholders' equity .......................................   $ 5,229,191     $ 5,375,793
 Trust capital securities ..........................................       996,274         996,180
 Less ineligible intangible assets .................................       665,408         669,448
 Unrealized gains on securities available-for-sale, net of tax .....      (131,325)        (74,990)
                                                                     -------------     -----------
    Total Tier I capital ...........................................     5,428,732       5,627,535
Tier II capital:
 Allowable allowance for loan losses ...............................       547,686         547,572
 Allowable long-term debt ..........................................     1,486,537       1,138,711
                                                                     -------------     -----------
    Tier II capital additions ......................................     2,034,223       1,686,283
                                                                     -------------     -----------
    Total capital ..................................................   $ 7,462,955     $ 7,313,818
                                                                     =============     ===========
Risk-adjusted assets ...............................................   $66,065,593     $63,906,411
Quarterly average assets * .........................................   $62,630,533     $63,184,419
Risk-based capital ratios:
 Tier I capital ....................................................          8.22%           8.81%
 Total capital .....................................................         11.30           11.44
Tier I leverage ratio ..............................................          8.67            8.91



                                                                             1998                   1997
                                                                         -----------  ----------------------------
                                                                             First          Fourth           Third
                                                                           Quarter         Quarter         Quarter
                                                                          --------    ------------        --------
Tier I capital:
 Common shareholders' equity .......................................   $ 5,236,700     $ 5,174,301     $ 4,517,021
 Trust capital securities ..........................................       996,087         995,993         995,899
 Less ineligible intangible assets .................................       604,325         634,052          93,101
 Unrealized gains on securities available-for-sale, net of tax .....       (63,849)        (71,098)        (68,657)
                                                                       -----------   -------------     -----------
    Total Tier I capital ...........................................     5,564,613       5,465,144       5,351,162
Tier II capital:
 Allowable allowance for loan losses ...............................       544,741         544,723         519,356
 Allowable long-term debt ..........................................     1,193,533       1,193,451       1,283,165
                                                                       -----------   -------------     -----------
    Tier II capital additions ......................................     1,738,274       1,738,174       1,802,521
                                                                       -----------   -------------     -----------
    Total capital ..................................................   $ 7,302,887     $ 7,203,318     $ 7,153,683
                                                                       ===========   =============     ===========
Risk-adjusted assets ...............................................   $62,747,353     $59,543,254     $56,481,076
Quarterly average assets * .........................................   $62,457,463     $59,139,712     $57,042,701
Risk-based capital ratios:
 Tier I capital ....................................................          8.87%           9.18%           9.47%
 Total capital .....................................................         11.64           12.10           12.67
Tier I leverage ratio ..............................................          8.91            9.24            9.38

* Excludes ineligible intangible assets and average unrealized gains on securities available-for-sale, net of tax.

Wachovia Corporation and Subsidiaries

--------------------------------------
 Consolidated Statements of Condition
--------------------------------------------------------------------------------
$ in thousands


                                                                               September 30       December 31     September 30
                                                                                       1998              1997             1997
Assets
Cash and due from banks .....................................................   $ 2,967,037       $ 4,221,818      $ 3,511,111
Interest-bearing bank balances ..............................................       156,518           133,191           89,704
Federal funds sold and securities purchased under resale agreements .........       610,500         1,589,234          340,104
Trading account assets ......................................................     1,172,683           999,122        1,057,277
Securities available-for-sale ...............................................     9,075,416         8,909,537        8,533,778
Securities held-to-maturity (fair value of $1,593,178,
 $1,578,464 and $1,285,503, respectively)....................................     1,520,584         1,509,339        1,217,798
Loans, net of unearned income ...............................................    45,628,716        44,194,382       40,747,609
Less allowance for loan losses ..............................................       547,686           544,723          519,356
                                                                                -----------       -----------      -----------
  Net loans .................................................................    45,081,030        43,649,659       40,228,253
Premises and equipment ......................................................       886,122           810,155          809,240
Due from customers on acceptances ...........................................       732,829           628,398          649,263
Other assets ................................................................     3,371,289         2,946,616        1,604,273
                                                                                -----------       -----------      -----------
  Total assets ..............................................................   $65,574,008       $65,397,069      $58,040,801
                                                                                ===========       ===========      ===========
Liabilities
Deposits in domestic offices:
 Demand .....................................................................   $ 7,734,695       $ 8,598,055      $ 7,439,737
 Interest-bearing demand ....................................................     4,767,577         4,654,172        4,039,330
 Savings and money market savings ...........................................    11,901,799        11,679,432       10,574,436
 Savings certificates .......................................................     9,491,260        10,934,720       10,189,885
 Large denomination certificates ............................................     2,733,174         2,284,068        2,902,894
                                                                                -----------       -----------      -----------
  Total deposits in domestic offices ........................................    36,628,505        38,150,447       35,146,282
Interest-bearing deposits in foreign offices ................................     2,178,639         4,503,396        1,764,261
                                                                                -----------       -----------      -----------
  Total deposits ............................................................    38,807,144        42,653,843       36,910,543
Federal funds purchased and securities sold under repurchase agreements .....     8,689,234         8,322,716        7,167,827
Commercial paper ............................................................     1,408,832         1,034,024          835,478
Other short-term borrowed funds .............................................     2,677,503           752,874        1,335,579
Long-term debt:
 Bank notes .................................................................     2,435,683         2,939,952        2,939,476
 Other long-term debt .......................................................     4,043,442         2,994,181        2,996,450
                                                                                -----------       -----------      -----------
  Total long-term debt ......................................................     6,479,125         5,934,133        5,935,926
Acceptances outstanding .....................................................       732,829           628,398          649,263
Other liabilities ...........................................................     1,550,150           896,780          689,164
                                                                                -----------       -----------      -----------
  Total liabilities .........................................................    60,344,817        60,222,768       53,523,780
Shareholders' Equity
Preferred stock, par value $5 per share:
 Authorized 50,000,000 shares; none outstanding .............................          ----              ----             ----
Common stock, par value $5 per share:
 Authorized 1,000,000,000, 500,000,000 and 500,000,000 shares; issued and outstanding 202,751,280, 205,926,632 and 193,837,284 shares,
  respectively ..............................................................     1,013,756         1,029,633          969,186
Capital surplus .............................................................       657,923           974,803          298,578
Retained earnings ...........................................................     3,426,187         3,098,767        3,180,600
Accumulated other comprehensive income ......................................       131,325            71,098           68,657
                                                                                -----------       -----------      -----------
  Total shareholders' equity ................................................     5,229,191         5,174,301        4,517,021
                                                                                -----------       -----------      -----------
  Total liabilities and shareholders' equity ................................   $65,574,008       $65,397,069      $58,040,801
                                                                                ===========       ===========      ===========

Wachovia Corporation and Subsidiaries

------------------------------------
 Consolidated Statements of Income
--------------------------------------------------------------------------------
thousands, except per share


                                                                     Three Months Ended                Nine Months Ended
                                                                        September 30                      September 30
                                                                      1998           1997            1998            1997
Interest Income
Loans, including fees .......................................  $   973,202    $   874,344     $ 2,879,408     $ 2,533,436
Securities available-for-sale ...............................      147,940        154,262         461,161         477,373
Securities held-to-maturity:
 State and municipal ........................................        3,571          3,747          11,246          12,393
 Other investments ..........................................       25,709         21,020          72,875          64,815
Interest-bearing bank balances ..............................        3,182          1,816           9,821           3,310
Federal funds sold and securities purchased under resale
 agreements .................................................        6,168          5,980          17,188          13,777
Trading account assets ......................................       11,694         11,752          37,354          37,664
                                                              ------------    -----------   -------------     -----------
  Total interest income .....................................    1,171,466      1,072,921       3,489,053       3,142,768
Interest Expense
Deposits:
 Domestic offices ...........................................      307,547        303,909         924,911         898,425
 Foreign offices ............................................       34,005         23,824         107,547          63,542
                                                              ------------    -----------   -------------     -----------
  Total interest on deposits ................................      341,552        327,733       1,032,458         961,967
Short-term borrowed funds ...................................      144,881        125,116         429,600         350,858
Long-term debt ..............................................       95,597         96,428         285,712         291,848
                                                              ------------    -----------   -------------     -----------
  Total interest expense ....................................      582,030        549,277       1,747,770       1,604,673
Net Interest Income .........................................      589,436        523,644       1,741,283       1,538,095
Provision for loan losses ...................................       72,809         62,756         215,376         188,034
                                                              ------------    -----------   -------------     -----------
Net interest income after provision for loan losses .........      516,627        460,888       1,525,907       1,350,061
Other Income
Service charges on deposit accounts .........................       84,674         76,584         248,013         225,254
Fees for trust services .....................................       51,185         43,653         146,040         128,171
Credit card income ..........................................       43,312         43,182         124,933         123,852
Electronic banking ..........................................       19,449         16,841          54,511          47,285
Capital markets income ......................................       37,625         14,994          94,039          33,482
Investment fees .............................................       10,712          9,721          33,568          26,710
Mortgage fees ...............................................       12,251          5,711          31,457          16,035
Other operating income ......................................       51,333         45,361         176,746         141,721
                                                              ------------    -----------   -------------     -----------
  Total other operating revenue .............................      310,541        256,047         909,307         742,510
Securities gains ............................................        6,886          1,091          13,035           3,147
                                                              ------------    -----------   -------------     -----------
  Total other income ........................................      317,427        257,138         922,342         745,657
Other Expense
Salaries ....................................................      221,242        190,434         653,731         541,247
Employee benefits ...........................................       42,040         39,918         131,681         119,660
                                                              ------------    -----------   -------------     -----------
  Total personnel expense ...................................      263,282        230,352         785,412         660,907
Net occupancy expense .......................................       34,896         29,816         102,798          85,967
Equipment expense ...........................................       38,545         36,283         114,520         105,608
Merger-related charges ......................................       11,934           ----          78,351            ----
Other operating expense .....................................      143,746        128,850         422,565         381,821
                                                              ------------    -----------   -------------     -----------
  Total other expense .......................................      492,403        425,301       1,503,646       1,234,303
Income before income taxes ..................................      341,651        292,725         944,603         861,415
Applicable income taxes .....................................      114,284         93,803         311,999         272,213
                                                              ------------    -----------   -------------     -----------
Net Income ..................................................  $   227,367    $   198,922     $   632,604     $   589,202
                                                              ============    ===========   =============     ===========
Net income per common share:
 Basic ......................................................  $      1.11    $      1.02     $      3.07     $      2.99
 Diluted ....................................................  $      1.09    $      1.00     $      3.01     $      2.94
Average shares outstanding:
 Basic ......................................................      204,832        194,981         205,811         197,237
 Diluted ....................................................      208,837        198,555         209,881         200,542

Wachovia Corporation and Subsidiaries

--------------------------------------------------
 Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
$ in thousands, except per share


                                                              Common Stock           Capital
                                                          Shares         Amount      Surplus
Period Ended September 30, 1997
Balance at beginning of year .....................   201,252,539     $1,006,263    $   706,649
Net income .......................................
Change in unrealized gains on securities
 available-for-sale, net of tax and
 reclassification adjustment .....................
    Comprehensive income* ........................
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.24 a share............
 Central Fidelity Banks, Inc. -- $.70 a share.....
Common stock issued pursuant to:
 Stock option and employee benefit plans .........     1,213,366          6,067         48,122
 Dividend reinvestment plan ......................       206,231          1,031         11,470
 Conversion of debentures ........................         3,628             18             52
Common stock acquired ............................    (8,838,480)       (44,193)      (468,392)
Miscellaneous ....................................                                         677
                                                   -------------     ----------    -----------
Balance at end of period .........................   193,837,284     $  969,186    $   298,578
                                                   =============     ==========    ===========
Period Ended September 30, 1998
Balance at beginning of year .....................   205,926,632     $1,029,633    $   974,803
Net income .......................................
Change in unrealized gains on securities
 available-for-sale, net of tax and
 reclassification adjustment .....................
    Comprehensive income* ........................
Cash dividends declared on common
 stock -- $1.37 a share...........................
Common stock issued pursuant to:
 Stock option and employee benefit plans .........     1,956,037          9,780         87,468
 Dividend reinvestment plan ......................       235,799          1,179         17,410
Common stock acquired ............................    (6,466,638)       (32,333)      (499,005)
Acquisitions .....................................     1,099,450          5,497         77,815
Miscellaneous ....................................                                        (568)
                                                   -------------     ----------    -----------
Balance at end of period .........................   202,751,280     $1,013,756    $   657,923
                                                   =============     ==========    ===========



                                                                     Accumulated
                                                                           Other           Total
                                                       Retained    Comprehensive   Shareholders'
                                                       Earnings           Income          Equity
Period Ended September 30, 1997
Balance at beginning of year .....................   $2,843,803    $      51,686   $   4,608,401
Net income .......................................      589,202                          589,202
Change in unrealized gains on securities
 available-for-sale, net of tax and
 reclassification adjustment .....................                        16,971          16,971
                                                                                   -------------
    Comprehensive income* ........................                                       606,173
Cash dividends declared by pooled companies:
 Wachovia Corporation -- $1.24 a share............     (200,038)                        (200,038)
 Central Fidelity Banks, Inc. -- $.70 a share.....      (40,220)                         (40,220)
Common stock issued pursuant to:
 Stock option and employee benefit plans .........                                        54,189
 Dividend reinvestment plan ......................                                        12,501
 Conversion of debentures ........................                                            70
Common stock acquired ............................                                      (512,585)
Miscellaneous ....................................      (12,147)                         (11,470)
                                                     ----------    -------------   -------------
Balance at end of period .........................   $3,180,600    $      68,657   $   4,517,021
                                                     ==========    =============   =============
Period Ended September 30, 1998
Balance at beginning of year .....................   $3,098,767    $      71,098   $   5,174,301
Net income .......................................      632,604                          632,604
Change in unrealized gains on securities
 available-for-sale, net of tax and
 reclassification adjustment .....................                        60,227          60,227
                                                                                   -------------
    Comprehensive income* ........................                                       692,831
Cash dividends declared on common
 stock -- $1.37 a share...........................     (282,346)                        (282,346)
Common stock issued pursuant to:
 Stock option and employee benefit plans .........                                        97,248
 Dividend reinvestment plan ......................                                        18,589
Common stock acquired ............................                                      (531,338)
Acquisitions .....................................                                        83,312
Miscellaneous ....................................      (22,838)                         (23,406)
                                                     ----------    -------------   -------------
Balance at end of period .........................   $3,426,187    $     131,325   $   5,229,191
                                                     ==========    =============   =============

* Comprehensive income for the third quarters of 1998 and 1997 was $283,702 and $223,250, respectively.

Wachovia Corporation and Subsidiaries

----------------------------------------
 Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
thousands


                                                                                      Nine Months Ended
                                                                                         September 30
                                                                                    1998              1997
Operating Activities
Net income ...............................................................    $    632,604      $    589,202
Adjustments to reconcile net income to
 net cash provided by operations:
 Provision for loan losses ...............................................         215,376           188,034
 Depreciation and amortization ...........................................         110,388            89,267
 Deferred income taxes ...................................................         180,071            84,546
 Securities gains ........................................................         (13,035)           (3,147)
 Gain on sale of noninterest-earning assets ..............................          (4,404)           (3,262)
 Increase (decrease) in accrued income taxes .............................          79,752           (13,095)
 Decrease in accrued interest receivable .................................          11,019             1,844
 Increase in accrued interest payable ....................................          14,519            72,821
 Net change in other accrued and deferred income and expense .............         258,133            83,960
 Net trading account activities ..........................................        (173,561)          132,549
 Net loans held for resale ...............................................        (107,458)           22,214
                                                                             -------------     -------------
   Net cash provided by operating activities .............................       1,203,404         1,244,933
Investing Activities
Net increase in interest-bearing bank balances ...........................         (23,327)          (11,833)
Net decrease (increase) in federal funds sold and securities
 purchased under resale agreements .......................................       1,012,034           (64,162)
Purchases of securities available-for-sale ...............................      (2,945,474)       (2,378,431)
Purchases of securities held-to-maturity .................................        (394,664)          (35,858)
Sales of securities available-for-sale ...................................         208,686         1,449,108
Calls, maturities and prepayments of securities available-for-sale .......       2,763,134         2,249,696
Calls, maturities and prepayments of securities held-to-maturity .........         393,813           173,843
Net increase in loans made to customers ..................................      (1,415,772)       (2,968,352)
Capital expenditures .....................................................        (196,690)         (122,298)
Proceeds from sales of premises and equipment ............................          31,023             8,094
Net (increase) decrease in other assets ..................................        (484,019)          128,974
Business combinations ....................................................          16,108              (947)
                                                                             -------------     -------------
   Net cash used by investing activities .................................      (1,035,148)       (1,572,166)
Financing Activities
Net (decrease) increase in demand, savings and money market accounts .....        (685,564)          478,217
Net (decrease) increase in certificates of deposit .......................      (3,393,053)        1,110,590
Net increase in federal funds purchased and securities sold
 under repurchase agreements .............................................         355,767            11,822
Net increase in commercial paper .........................................         374,808           126,595
Net increase in other short-term borrowings ..............................       1,924,629           248,866
Proceeds from issuance of bank notes .....................................         259,450           948,372
Maturities of bank notes .................................................        (763,857)       (2,315,367)
Proceeds from issuance of other long-term debt ...........................       1,050,873           769,612
Payments on other long-term debt .........................................          (4,861)         (496,535)
Common stock issued ......................................................          67,417            42,691
Dividend payments ........................................................        (282,346)         (239,602)
Common stock repurchased .................................................        (522,750)         (506,676)
Net increase (decrease) in other liabilities .............................         196,450           (14,433)
                                                                             -------------     -------------
   Net cash (used) provided by financing activities ......................      (1,423,037)          164,152
Decrease in Cash and Cash Equivalents ....................................      (1,254,781)         (163,081)
Cash and cash equivalents at beginning of year ...........................       4,221,818         3,674,192
                                                                             -------------     -------------
Cash and cash equivalents at end of period ...............................    $  2,967,037      $  3,511,111
                                                                             =============     =============
Supplemental Disclosures
Unrealized gains on securities available-for-sale:
 Increase in securities available-for-sale ...............................    $     98,364      $     25,192
 Decrease in deferred taxes ..............................................         (38,109)           (8,482)
 Increase in shareholders' equity ........................................          60,227            16,971

                                [WACHOVIA LOGO]



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Wachovia Corporation
P.O. Box 3099
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